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Exhibit 10.9

Execution Copy

        $55,000,000 CREDIT FACILITY

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of February 7, 2008

by and among

BANCTEC, INC.,

as the Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE
DESIGNATED AS CREDIT PARTIES

GENERAL ELECTRIC CAPITAL CORPORATION
for itself, as a Lender, as L/C Issuer, Swingline Lender and as the Agent for all Lenders,

THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

as Lenders,

and

GE CAPITAL MARKETS, INC.,
as Sole Lead Arranger and Bookrunner

i

ARTICLE IV. AFFIRMATIVE COVENANTS		26
4.1	Financial Statements	26
4.2	Certificates; Other Information	27
4.3	Notices	28
4.4	Preservation of Corporate Existence, Etc	29
4.5	Maintenance of Property	29
4.6	Insurance	30
4.7	Payment of Obligations	30
4.8	Compliance with Laws	31
4.9	Inspection of Property and Books and Records	31
4.10	Use of Proceeds	32
4.11	Cash Management Systems	32
4.12	Landlord Agreements	32
4.13	Further Assurances; Security Interests	32
ARTICLE V. NEGATIVE COVENANTS		33
5.1	Limitation on Liens	33
5.2	Disposition of Assets	35
5.3	Consolidations and Mergers	36
5.4	Loans and Investments	36
5.5	Limitation on Indebtedness	37
5.6	Transactions with Affiliates	38
5.7	Management Fees and Compensation	38
5.8	Use of Proceeds	38
5.9	Contingent Obligations	38
5.10	Compliance with ERISA	39
5.11	Restricted Payments	39
5.12	Change in Business	40
5.13	Change in Structure	40
5.14	Accounting Changes	40
5.15	Amendments to Subordinated Indebtedness	40
5.16	No Negative Pledges	41
5.17	OFAC	41
5.18	Press Release and Related Matters	41
5.19	Sale-Leasebacks	41
5.20	Hazardous Materials	42
5.21	Operating Leases	42
ARTICLE VI. FINANCIAL COVENANTS		42
6.1	Capital Expenditures	42
6.2	Senior Leverage Ratio	43
6.3	Total Leverage Ratio	43
6.4	Fixed Charge Coverage Ratio	43

ARTICLE VII. EVENTS OF DEFAULT		43
7.1	Event of Default	43
7.2	Remedies	45
7.3	Rights Not Exclusive	45
7.4	Cash Collateral for Letters of Credit	45
ARTICLE VIII. THE AGENT		46
8.1	Appointment and Duties	46
8.2	Binding Effect	47
8.3	Use of Discretion	47
8.4	Delegation of Rights and Duties	47
8.5	Reliance and Liability	47
8.6	Agent Individually	48
8.7	Lender Credit Decision	48
8.8	Expenses; Indemnities	48
8.9	Resignation of Agent or L/C Issuer	49
8.10	Release of Collateral or Guarantors	50
8.11	Documentation Agent and Syndication Agent	50
ARTICLE IX. MISCELLANEOUS		50
9.1	Amendments and Waivers	50
9.2	Notices	51
9.3	Electronic Transmissions	52
9.4	No Waiver; Cumulative Remedies	53
9.5	Costs and Expenses	53
9.6	Indemnity	54
9.7	Marshaling; Payments Set Aside	54
9.8	Successors and Assigns	55
9.9	Assignments and Participations; Binding Effect	55
9.10	Confidentiality	57
9.11	Set-off; Sharing of Payments	57
9.12	Counterparts	58
9.13	Severability; Facsimile Signature	58
9.14	Captions	58
9.15	Independence of Provisions	58
9.16	Interpretation	58
9.17	No Third Parties Benefited	58
9.18	Governing Law and Jurisdiction	59
9.19	Waiver of Jury Trial	59
9.20	Entire Agreement; Release; Survival	59
9.21	Patriot Act	60
9.22	Replacement of Lender	60
9.23	Joint and Several	60
9.24	Lender-Debtor Relationship	60

ARTICLE X. TAXES, YIELD PROTECTION AND ILLEGALITY		61
10.1	Taxes	61
10.2	Illegality	63
10.3	Increased Costs and Reduction of Return	63
10.4	Funding Losses	64
10.5	Inability to Determine Rates	65
10.6	Reserves on LIBOR Rate Loans	65
10.7	Certificates of Lenders	65
10.8	Survival	65
10.9	Restatement	65
ARTICLE XI. DEFINITIONS		66
11.1	Defined Terms	66
11.2	Other Interpretive Provisions	83
11.3	Accounting Terms and Principles	84
11.4	Payments	84

SCHEDULES

Schedule 1.1(b)	Revolving Loan Commitments
Schedule 3.2	Capitalization
Schedule 3.5	Litigation
Schedule 3.7	ERISA
Schedule 3.12	Environmental
Schedule 3.15	Labor Relations
Schedule 3.16	Intellectual Property
Schedule 3.18	Brokers' and Transaction Fees
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness
Schedule 5.9	Contingent Obligations

EXHIBITS

Exhibit 1.1(c)	Form of L/C Request
Exhibit 1.1(d)	Form of Swing Loan Request
Exhibit 1.6	Form of Notice of Conversion/Continuation
Exhibit 2.1	Closing Checklist
Exhibit 4.2(b)	Compliance Certificate
Exhibit 11.1(a)	Form of Assignment
Exhibit 11.1(b)	Form of Availability Certificate
Exhibit 11.1(c)	Notice of Borrowing
Exhibit 11.1(d)	Revolving Loan Note
Exhibit 11.1(e)	Swingline Note

v

AMENDED AND RESTATED CREDIT AGREEMENT

        This AMENDED AND RESTATED CREDIT AGREEMENT (including all exhibits and schedules hereto, as the same may be amended, restated, amended and restated, modified and/or supplemented from time to time, this "Agreement") is entered into as of February 7, 2008, by and among BancTec, Inc., a Delaware corporation (the "Borrower"), the other Persons party hereto that are designated as a "Credit Party", General Electric Capital Corporation, a Delaware corporation (in its individual capacity, "GE Capital"), as Agent for the several financial institutions from time to time party to this Agreement (collectively, the "Lenders" and individually each a "Lender") and for itself as a Lender (including as Swingline Lender), and such Lenders.

W I T N E S S E T H:

        WHEREAS, Borrower and Heller Financial, Inc., as a "Lender" and as "Agent" entered into that certain Loan and Security Agreement, dated as of May 30, 2001, (as amended and in effect on the date hereof immediately prior to giving effect to this Agreement, the "Original Credit Agreement");

        WHEREAS, Heller Financial, Inc. has assigned to GE Capital all right, title and interest of Heller Financial, Inc. in the Original Credit Agreement and GE Capital has been appointed as "Successor Agent" under the Original Credit Agreement;

        WHEREAS, Borrower, BTI Technologies, L.P. and GE Capital as Lender and Agent are the present parties to the Original Credit Agreement;

        WHEREAS, the parties hereto desire to enter into this Agreement to, among other things, (i) amend and restate the credit facility provided for in the Original Credit Agreement on the terms and subject to the conditions contained herein and (ii) accordingly amend and restate in its entirety the Original Credit Agreement, without constituting a novation of the obligations, liabilities and indebtedness of the Borrower thereunder, all on the terms and subject to the conditions contained herein;

        WHEREAS, the Borrower desires to secure all of its Obligations under the Loan Documents by granting to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and real property;

        WHEREAS, subject to the terms hereof, each of Borrower's Domestic Subsidiaries is willing to guarantee all of the Obligations of Borrower and to grant to Agent, for the benefit of Agent and Lenders, a security interest in and lien upon substantially all of its personal and real property;

        NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.
THE CREDITS

        1.1    Amounts and Terms of Commitments.

          (a)   Intentionally Omitted

          (b)   The Revolving Credit.    Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, each Lender severally and not jointly agrees to make Loans to the Borrower (each such Loan, a "Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Lender's name in Schedule 1.1(b) under the heading "Revolving Loan Commitment" (such amount as the same may be increased pursuant to Section 1.12 or reduced from time to time pursuant to subsection 1.8(c) or reduced or increased from time to time as a result of one or more assignments pursuant to Section 9.9, being referred to herein as such Lender's "Revolving Loan Commitment"); provided, however, that, after giving effect to any Borrowing of Revolving Loans, the aggregate principal amount of all outstanding Revolving Loans shall not exceed the Maximum Revolving Loan Balance. Subject to the other terms and conditions hereof, amounts borrowed under this subsection 1.1(b) may be repaid and reborrowed from time to time. The "Maximum Revolving Loan Balance" from time to time will be the lesser of:

            (i)    the product obtained by multiplying (A) EBITDA for the then most recently ended twelve month period for which financial statements have been delivered to Agent, times (B) the Leverage Multiple, or

            (ii)   the Aggregate Revolving Loan Commitment then in effect;

  Immediately prior to the effectiveness of this Agreement, the outstanding principal balance of "Revolving Loans" under the Original Credit Agreement is $12,300,420.79. Such "Revolving Loans" under the Original Credit Agreement shall be deemed to be, and hereby are converted into, on the Closing Date, outstanding Revolving Loans hereunder. Each Lender with a Revolving Loan Commitment hereunder shall make such payments among themselves and/or shall fund Revolving Loans requested by the Borrower on the date hereof as are necessary to ensure that such converted Revolving Loans and all Revolving Loans requested by the Borrower on the Closing Date are funded by the Lenders holding Revolving Loan Commitments hereunder pro rata based on their respective shares of the Aggregate Revolving Loan Commitment.

  If at any time the then outstanding principal balance of Revolving Loans exceeds the Maximum Revolving Loan Balance, then the Borrower shall prepay on the earlier of (i) the date upon which the Borrower becomes aware of such excess or (ii) the first Business Day after Borrower receives notice from the Agent of such excess, the outstanding Revolving Loans in an amount sufficient to eliminate such excess.

          (c)   Letters of Credit.    (i) Commitment and Conditions. On the terms and subject to the conditions contained herein, each L/C Issuer agrees to Issue, at the request of the Borrower, in accordance with such L/C Issuer's usual and customary business practices, and for the account of the Borrower (or, as long as the Borrower remains responsible for the payment in full of all amounts drawn thereunder and related fees, costs and expenses, for the account of any Subsidiary of Borrower), Letters of Credit (denominated in Dollars) from time to time on any Business Day during the period from the Closing Date through the earlier of the Revolving Termination Date and 5 days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that such L/C Issuer shall not be under any obligation to Issue any Letter of Credit upon the occurrence of any of the following, after giving effect to such Issuance:

              (A)  (i) the aggregate outstanding principal balance of Revolving Loans would exceed the Maximum Revolving Loan Balance or (ii) the Letter of Credit Obligations for all Letters of Credit would exceed $10,000,000 (the "L/C Sublimit");

              (B)  the expiration date of such Letter of Credit (i) is not a Business Day, (ii) is more than one year after the date of issuance thereof or (iii) is later than 5 days prior to the date specified in clause (a) of the definition of Revolving Termination Date; provided, however, that any Letter of Credit with a term not exceeding one year may provide for its renewal for additional periods not exceeding one year as long as (x) each of the Borrower and such L/C Issuer have the option to prevent such renewal before the expiration of such term or any such period and (y) neither such L/C Issuer nor the Borrower shall permit any such renewal to extend such expiration date beyond the date set forth in clause (iii) above; or

              (C)  (i) any fee due in connection with, and on or prior to, such Issuance has not been paid, (ii) such Letter of Credit is requested to be issued in a form that is not acceptable to such L/C Issuer or (iii) such L/C Issuer shall not have received, each in form and substance reasonably acceptable to it and duly executed by the Borrower (and, if such Letter of Credit is issued for the account of any Subsidiary of Borrower, such Person), the documents that such L/C Issuer generally uses in the ordinary course of its business for the Issuance of letters of credit of the type of such Letter of Credit (collectively, the "L/C Reimbursement Agreement").

  For each such Issuance, the applicable L/C Issuer may, but shall not be required to, determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived in connection with the Issuance of any Letter of Credit; provided, however, that no Letter of Credit shall be Issued during the period starting on the first Business Day after the receipt by such L/C Issuer of notice from the Agent or the Required Lenders that any condition precedent contained in Section 2.2 is not satisfied and ending on the date all such conditions are satisfied or duly waived.

            (ii)   Notice of Issuance.    The Borrower shall give the relevant L/C Issuer and the Agent a notice of any requested Issuance of any Letter of Credit, which shall be effective only if received by such L/C Issuer and the Agent not later than 1:00 p.m. (New York time) on the third Business Day prior to the date of such requested Issuance. Such notice may be made in a writing substantially the form of Exhibit 1.1(c) duly completed or in a writing in any other form acceptable to such L/C Issuer (an "L/C Request") or by telephone if confirmed promptly, but in any event within one Business Day and prior to such Issuance, with such an L/C Request.

            (iii)  Reporting Obligations of L/C Issuers.    Each L/C Issuer agrees to provide the Agent (which, after receipt, the Agent shall provide to each Revolving Lender), in form and substance satisfactory to the Agent, each of the following on the following dates: (A) (i) on or prior to any Issuance of any Letter of Credit by such L/C Issuer, (ii) immediately after any drawing under any such Letter of Credit or (iii) immediately after any payment (or failure to pay when due) by the Borrower of any related L/C Reimbursement Obligation, notice thereof, which shall contain a reasonably detailed description of such Issuance, drawing or payment; (B) upon the request of the Agent (or any Lender through the Agent), copies of any Letter of Credit Issued by such L/C Issuer and any related L/C Reimbursement Agreement and such other documents and information as may reasonably be requested by the Agent; and (C) on the first Business Day of each calendar week, a schedule of the Letters of Credit Issued by such L/C Issuer, in form and substance reasonably satisfactory to the Agent, setting forth the Letter of Credit Obligations for such Letters of Credit outstanding on the last Business Day of the previous calendar week.

            (iv)  Acquisition of Participations.    Upon any Issuance of a Letter of Credit in accordance with the terms of this Agreement resulting in any increase in the Letter of Credit Obligations, each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in such Letter of Credit and the related Letter of Credit Obligations in an amount equal to its Commitment Percentage of such Letter of Credit Obligations.

            (v)   Reimbursement Obligations of the Borrower.    The Borrower agrees to pay to the L/C Issuer of any Letter of Credit each L/C Reimbursement Obligation owing with respect to such Letter of Credit no later than the first Business Day after the Borrower receives notice from such L/C Issuer that payment has been made under such Letter of Credit or that such L/C Reimbursement Obligation is otherwise due (the "L/C Reimbursement Date") with interest thereon computed as set forth in clause (A) below. In the event that any L/C Issuer incurs any L/C Reimbursement Obligation not repaid by the Borrower as provided in this clause (v) (or any such payment by the Borrower is rescinded or set aside for any reason), such L/C Issuer shall promptly notify the Agent of such failure (and, upon receipt of such notice, the Agent shall forward a copy to each Lender) and, irrespective of whether such notice is given, such L/C Reimbursement Obligation shall be payable on demand by the Borrower with interest thereon computed (A) from the date on which such L/C Reimbursement Obligation arose to the L/C Reimbursement Date, at the interest rate applicable during such period to Revolving Loans that are Base Rate Loans and (B) thereafter until payment in full, at the interest rate applicable during such period to past due Revolving Loans that are Base Rate Loans.

            (vi)  Reimbursement Obligations of the Revolving Credit Lenders.    Upon receipt of the notice described in clause (v) above from the Agent, each Lender shall pay to the Agent for the account of such L/C Issuer its Commitment Percentage of such L/C Reimbursement Obligation. By making such payment (other than during the continuation of an Event of Default under subsection 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt thereof by such L/C Issuer, the Borrower shall be deemed to have used in whole to repay such L/C Reimbursement Obligation. Any such payment that is not deemed a Revolving Loan shall be deemed a funding by such Lender of its participation in the applicable Letter of Credit and the related L/C Obligations. Such participation shall not otherwise be required to be funded. Upon receipt by any L/C Issuer of any payment from any Lender pursuant to this clause (vi) with respect to any portion of any L/C Reimbursement Obligation, such L/C Issuer shall promptly pay over to such Lender all payments received by such L/C Issuer after such payment by such Lender with respect to such portion.

            (vii) Obligations Absolute.    The obligations of the Borrower and the Lenders pursuant to clauses (iv), (v) and (vi) above shall be absolute, unconditional and irrevocable and performed strictly in accordance with the terms of this Agreement irrespective of (A) (i) the invalidity or unenforceability of any term or provision in any Letter of Credit, any document transferring or purporting to transfer a Letter of Credit, any Loan Document (including the sufficiency of any such instrument), or any modification to any provision of any of the foregoing, (ii) any document presented under a Letter of Credit being forged, fraudulent, invalid, insufficient or inaccurate in any respect or failing to comply with the terms of such Letter of Credit or (iii) any loss or delay, including in the transmission of any document, (B) the existence of any setoff, claim, abatement, recoupment, defense or other right that any Person (including any Credit Party) may have against the beneficiary of any Letter of Credit or any other Person, whether in connection with any Loan Document or any other Contractual Obligation or transaction, or the existence of any other withholding, abatement or reduction, (C) in the case of the obligations of any Lender, (i) the failure of any condition precedent set forth in Section 2.2 to be satisfied (each of which conditions precedent the Lenders hereby irrevocably waive) or (ii) any adverse change in the condition (financial or otherwise) of any Credit Party and (D) any other act or omission to act or delay of any kind of Agent, any Lender or any other Person or any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this subsection 1.1(c)(vii), constitute a legal or equitable discharge of any obligation of the Borrower or any Lender hereunder; provided, in each case, that payment by the L/C Issuer under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct (as determined by a court of competent jurisdiction) of the L/C Issuer under the circumstances in question.

          (d)   Swing Loans.    (i) Availability. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Credit Parties contained herein, the Swingline Lender may, in its good faith credit judgment, make Loans (each a "Swing Loan") available to the Borrower under the Revolving Loan Commitments from time to time on any Business Day during the period from the Closing Date until the Revolving Termination Date in an aggregate principal amount at any time outstanding not to exceed its Swingline Commitment; provided, however, that the Swingline Lender may not make any Swing Loan (x) to the extent that after giving effect to such Swing Loan, the aggregate principal amount of all Revolving Loans would exceed the Maximum Revolving Loan Balance and (y) during the period commencing on the first Business Day after it receives notice from the Agent or the Required Lenders that one or more of the conditions precedent contained in Section 2.2 are not satisfied and ending when such conditions are satisfied or duly waived. In connection with the making of any Swing Loan, the Swingline Lender may but shall not be required to determine that, or take notice whether, the conditions precedent set forth in Section 2.2 have been satisfied or waived. Each Swing Loan shall be a Base Rate Loan and must be repaid in full on the earliest of (x) the funding date of any Borrowing of Revolving Loans and (y) the Revolving Termination Date. Within the limits set forth in the first sentence of this clause (i), amounts of Swing Loans repaid may be reborrowed under this clause (i).

            (ii)   Borrowing Procedures.    In order to request a Swing Loan, the Borrower shall give to the Agent a notice to be received not later than 1:00 p.m. (New York time) on the day of the proposed Borrowing, which may be made in a writing substantially in the form of Exhibit 1.1(d) duly completed (a "Swingline Request") or by telephone if confirmed promptly but, in any event, prior to such Borrowing, with such a Swingline Request. In addition, if any Notice of Borrowing of Revolving Loans requests a Borrowing of Base Rate Loans (other than a Borrowing to refinance outstanding Swing Loans), the Swingline Lender may, notwithstanding anything else to the contrary herein, make a Swing Loan available to the Borrower in an aggregate amount not to exceed such proposed Borrowing, and the aggregate amount of the corresponding proposed Borrowing shall be reduced accordingly by the principal amount of such Swing Loan. The Agent shall promptly notify the Swingline Lender of the details of the requested Swing Loan. Upon receipt of such notice and subject to the terms of this Agreement, the Swingline Lender may make a Swing Loan available to the Borrower by making the proceeds thereof available to the Agent and, in turn, the Agent shall make such proceeds available to the Borrower on the date set forth in the relevant Swingline Request or Notice of Borrowing.

            (iii)  Refinancing Swing Loans.    The Swingline Lender, at any time and from time to time no less frequently than weekly, may forward a demand to the Agent (which the Agent shall, upon receipt, forward to each Lender) that each Lender pay to the Agent, for the account of the Swingline Lender, such Lender's Commitment Percentage of all or a portion of the outstanding Swing Loans. Each Lender shall pay such Commitment Percentage to the Agent for the account of the Swingline Lender if the notice or demand therefor was received by such Lender prior to 12:00 p.m. (New York time) on any Business Day, on such Business Day and (B) otherwise, on the Business Day following such receipt. Payments received by the Administrative Agent after 12:00 p.m. (New York time) shall be deemed to be received on the next Business Day. Upon receipt by the Agent of such payment (other than during the continuation of any Event of Default under subsection 7.1(f) or 7.1(g)), such Lender shall be deemed to have made a Revolving Loan to the Borrower, which, upon receipt of such payment by the Swingline Lender from the Agent, the Borrower shall be deemed to have used in whole to refinance such Swing Loan. In addition, regardless of whether any such demand is made, upon the occurrence of any Event of Default under subsection 7.1(f) or 7.1(g), each Lender shall be deemed to have acquired, without recourse or warranty, an undivided interest and participation in each Swing Loan in an amount equal to such Lender's Commitment Percentage of such Swing Loan. If any payment made by any Lender as a result of any such demand is not deemed a Revolving Loan, such payment shall be deemed a funding by such Lender of such participation. Such participation shall not be otherwise required to be funded. Upon receipt by the Swingline Lender of any payment from any Lender pursuant to this clause (iii) with respect to any portion of any Swing Loan, the Swingline Lender shall promptly pay over to such Lender all payments of principal (to the extent received after such payment by such Lender) and interest (to the extent accrued with respect to periods after such payment) received by the Swingline Lender with respect to such portion.

            (iv)  Obligation to Fund Absolute.    Each Lender's obligations pursuant to clause (iii) above shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, including (A) the existence of any setoff, claim, abatement, recoupment, defense or other right that such Lender, any Affiliate thereof or any other Person may have against the Swingline Lender, the Agent, any other Lender or L/C Issuer or any other Person, (B) the failure of any condition precedent set forth in Section 2.2 to be satisfied or the failure of the Borrower to deliver a Notice of Borrowing (each of which requirements the Lenders hereby irrevocably waive) and (C) any adverse change in the condition (financial or otherwise) of any Credit Party.

        1.2    Notes.

          (a)   The Revolving Loans made by each Lender shall be evidenced by this Agreement and, if requested by such Lender, a Revolving Note payable to the order of such Lender in an amount equal to such Lender's Revolving Loan Commitment.

          (b)   Swing Loans made by the Swingline Lender shall be evidenced by this Agreement and, if requested by such Lender, a Swingline Note in an amount equal to the Swingline Commitment.

          (c)   All promissory notes issued under the Original Credit Agreement shall be deemed replaced as of the Closing Date with the promissory notes issued pursuant to this Agreement (without effecting a novation with respect to any "Obligations" as defined in the Original Credit Agreement).

        1.3    Interest.

          (a)   Subject to subsections 1.3(c) and 1.3(d), each Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to the LIBOR or the Base Rate, as the case may be, plus the Applicable Margin; provided Swing Loans may not be LIBOR Rate Loans. Commencing on the first day of the month immediately following the month during which financial statements for June 30, 2008 are delivered, and continuing thereafter, the Applicable Margin for Loans shall be subject to adjustment as set forth in the definition of Applicable Margin. The Agent will with reasonable promptness notify the Borrower and the Lenders of the effective date and the amount of each such change, provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Agent. Each determination of an interest rate by the Agent shall be conclusive and binding on the Borrower and the Lenders in the absence of demonstrable error. All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.

          (b)   Interest on each Loan shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any payment or prepayment of Loans in full. Notwithstanding anything to the contrary contained herein or in the Original Credit Agreement, the Borrower shall pay in full all interest accrued under the Original Credit Agreement immediately prior to the effectiveness of this Agreement to the applicable Lender entitled thereto. All LIBOR Loans under the Original Credit Agreement shall be "broken" immediately prior to the effectiveness of this Agreement (without the Borrower incurring any costs under Section 2.12 of the Original Credit Agreement or this Agreement as a result thereof), and any "Loans" under the Original Credit Agreement being converted into and continuing as Loans hereunder shall constitute Base Rate Loans hereunder unless otherwise provided for in Section 1.6.

          (c)   At the election of the Agent or the Required Lenders while any Event of Default exists (or automatically while any Event of Default under subsection 7.1(f) or 7.1(g) exists), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Obligations under the Loan Documents from and after the date of occurrence of such Event of Default, at a rate per annum which is determined by adding two percent (2.0%) per annum to the Applicable Margin then in effect for such Loans (plus the LIBOR or Base Rate, as the case may be) and, in the case of Obligations under the Loan Documents not subject to an Applicable Margin (other than the fees described in subsection 1.9(c)), at a rate per annum equal to the rate per annum applicable to Revolving Loans which are Base Rate Loans (including the Applicable Margin with respect thereto) plus two percent (2.0%). All such interest shall be payable on demand of the Agent or the Required Lenders.

          (d)   Anything herein to the contrary notwithstanding, the obligations of the Borrower hereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the respective Lender would be contrary to the provisions of any law applicable to such Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender, and in such event the Borrower shall pay such Lender interest at the highest rate permitted by applicable law ("Maximum Lawful Rate"); provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement.

        1.4    Loan Accounts.

          (a)   The Agent, on behalf of the Lenders, shall record on its books and records the amount of each Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. The Agent shall deliver to the Borrower on a monthly basis a loan statement setting forth such record for the immediately preceding month. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrower hereunder (and under any Note) to pay any amount owing with respect to the Loans or provide the basis for any claim against the Agent.

          (b)   The Agent, acting as agent of the Borrower solely for tax purposes and solely with respect to the actions described in this subsection 1.4(b), shall establish and maintain at its address referred to in Section 9.2 (or at such other address as the Agent may notify the Borrower) (A) a record of ownership (the "Register") in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Agent, each Lender and each L/C Issuer in the Revolving Loans, Swing Loans and Letter of Credit Obligations, each of their obligations under this Agreement to participate in each Loan, Letter of Credit and L/C Reimbursement Obligations, and any assignment of any such interest, obligation or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders and the L/C Issuers (and each change thereto pursuant to Sections 9.9 and 9.22), (2) the Revolving Loan Commitments of each Lender, (3) the amount of each Loan and each funding of any participation described in clause (A) above, for LIBOR Rate Loans, the Interest Period applicable thereto, (4) the amount of any principal or interest due and payable or paid, (5) the amount of the L/C Reimbursement Obligations due and payable or paid in respect of Letters of Credit and (6) any other payment received by the Agent from the Borrower and its application to the Obligations.

          (c)   Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing such Loans and, in the case of Revolving Loans, the corresponding obligations to participate in Letter of Credit Obligations and Swing Loans) and the L/C Reimbursement Obligations are registered obligations, the right, title and interest of the Lenders and the L/C Issuers and their assignees in and to such Loans or L/C Reimbursement Obligations, as the case may be, shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 and Section 9.9 shall be construed so that the Loans and L/C Reimbursement Obligations are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

          (d)   The Credit Parties, the Agent, the Lenders and the L/C Issuers shall treat each Person whose name is recorded in the Register as a Lender or L/C Issuer, as applicable, for all purposes of this Agreement. Information contained in the Register with respect to any Lender or any L/C Issuer shall be available for access by the Borrower, the Agent, such Lender or such L/C Issuer at any reasonable time and from time to time upon reasonable prior notice. No Lender or L/C Issuer shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Lender or L/C Issuer unless otherwise agreed by the Agent.

        1.5    Procedure for Revolving Credit Borrowing.

          (a)   Each Borrowing of a Revolving Loan shall be made upon the Borrower's irrevocable (subject to Section 10.5 hereof) written notice delivered to the Agent in the form of a Notice of Borrowing, which notice must be received by the Agent prior to 1:00 p.m. (New York time) (i) on the requested Borrowing date in the case of each Base Rate Loan equal to or less than $5,000,000 and in the case of the initial Loans to be made on the Closing Date, (ii) on the date which is one (1) Business Day prior to the requested Borrowing date of each Base Rate Loan in excess of $5,000,000 and (iii) on the day which is three (3) Business Days prior to the requested Borrowing date in the case of each LIBOR Rate Loan. Such Notice of Borrowing shall specify:

            (i)    the amount of the Borrowing (which shall be in an aggregate minimum principal amount of $100,000 and multiples of $50,000 in excess thereof);

            (ii)   the requested Borrowing date, which shall be a Business Day;

            (iii)  whether the Borrowing is to be comprised of LIBOR Rate Loans or Base Rate Loans; and

            (iv)  if the Borrowing is to be LIBOR Rate Loans, the Interest Period applicable to such Loans.

          (b)   Upon receipt of a Notice of Borrowing, the Agent will promptly notify each Lender of such Notice of Borrowing and of the amount of such Lender's Commitment Percentage of the Borrowing.

          (c)   Unless the Agent is otherwise directed in writing by the Borrower, the proceeds of each requested Borrowing after the Closing Date will be made available to the Borrower by the Agent by wire transfer of such amount to the Borrower pursuant to the wire transfer instructions specified on the signature page hereto.

        1.6    Conversion and Continuation Elections.

          (a)   Borrower shall have the option to (i) request that any Revolving Loan be made as a LIBOR Rate Loan, (ii) convert at any time all or any part of outstanding Loans (other than Swing Loans) from Base Rate Loans to LIBOR Rate Loans, (iii) convert any LIBOR Rate Loan to a Base Rate Loan, subject to Section 10.4 if such conversion is made prior to the expiration of the

  Interest Period applicable thereto, or (iv) continue all or any portion of any Loan as a LIBOR Rate Loan upon the expiration of the applicable Interest Period. Any Loan or group of Loans having the same proposed Interest Period to be made or continued as, or converted into, a LIBOR Rate Loan must be in a minimum amount of $5,000,000 and integral multiples of $500,000 in excess of such amount. Any such election must be made by 1:00 p.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Loan which is to bear interest at LIBOR, (2) the end of each Interest Period with respect to any LIBOR Rate Loans to be continued as such, or (3) the date on which Borrower wishes to convert any Base Rate Loan to a LIBOR Rate Loan for a Interest Period designated by Borrower in such election. If no election is received with respect to a LIBOR Rate Loan by 1:00 p.m. (New York time) on the 3rd Business Day prior to the end of the Interest Period with respect thereto, that LIBOR Rate Loan shall be converted to a Base Rate Loan at the end of its Interest Period. Borrower must make such election by notice to Agent in writing, by fax or overnight courier (or by telephone, to be confirmed in writing on such day). In the case of any conversion or continuation, such election must be made pursuant to a written notice (a "Notice of Conversion/Continuation") in the form of Exhibit 1.6. No Loan shall be made, converted into or continued as a LIBOR Rate Loan, if an Event of Default has occurred and is continuing and Agent or Required Lenders have determined not to make or continue any Loan as a LIBOR Rate Loan as a result thereof.

          (b)   Upon receipt of a Notice of Conversion/Continuation, the Agent will promptly notify each Lender thereof. In addition, the Agent will, with reasonable promptness, notify the Borrower and the Lenders of each determination of LIBOR; provided that any failure to do so shall not relieve the Borrower of any liability hereunder or provide the basis for any claim against the Agent. All conversions and continuations shall be made pro rata according to the respective outstanding principal amounts of the Loans held by each Lender with respect to which the notice was given.

          (c)   Notwithstanding any other provision contained in this Agreement, after giving effect to any Borrowing, or to any continuation or conversion of any Loans, there shall not be more than seven (7) different Interest Periods in effect.

        1.7    Optional Prepayments.

          (a)   The Borrower may at any time upon at least two (2) Business Days' prior written notice to the Agent, prepay the Loans in whole or in part in an amount greater than or equal to $100,000 (other than Swing Loans for which prior written notice is not required and for which no minimum shall apply), in each instance, without penalty or premium except as provided in Section 1.9(d) and Section 10.4.

          (b)   The notice of any prepayment shall not thereafter be revocable, except to the extent such prepayment is conditioned upon the effectiveness of other credit facilities, by the Borrower and the Agent will promptly notify each Lender thereof and of such Lender's Commitment Percentage of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein. Together with each prepayment under this Section 1.7, the Borrower shall pay any amounts required pursuant to Section 1.9(d) and Section 10.4.

        1.8    Mandatory Prepayments of Loans.

          (a)   Intentionally Omitted

          (b)   Revolving Loan.    The Borrower shall repay to the Lenders in full on the date specified in clause (a) of the definition of "Revolving Termination Date" the aggregate principal amount of the Revolving Loans and Swing Loans outstanding on the Revolving Termination Date.

          (c)   Asset Dispositions.    If the Borrower or any of its Subsidiaries shall at any time or from time to time:

            (i)    make or agree to make a Disposition; or

            (ii)   suffer an Event of Loss;

  and the aggregate amount of the Net Proceeds received by the Borrower and its Subsidiaries in connection with such Disposition or Event of Loss and all other Dispositions and Events of Loss occurring during the fiscal year exceeds $500,000, then (A) the Borrower shall promptly notify the Agent of such proposed Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by the Borrower and/or such Subsidiary in respect thereof) and (B) promptly upon receipt by the Borrower and/or such Subsidiary of the Net Proceeds of such Disposition or Event of Loss, the Borrower shall deliver, or cause to be delivered, such excess Net Proceeds to the Agent for distribution to the Lenders as a prepayment of the Loans, which prepayment shall be applied in accordance with subsection 1.8(f) hereof. Notwithstanding the foregoing and provided no Default or Event of Default has occurred and is continuing, such prepayment shall not be required to the extent the Borrower or such Subsidiary reinvests the Net Proceeds of such Disposition or Event of Loss in productive assets (other than Inventory) of a kind then used or usable in the business of the Borrower or such Subsidiary, within two hundred seventy (270) days after the date of such Disposition or Event of Loss or enters into a binding commitment thereof within said two hundred seventy (270) day period and subsequently makes such reinvestment. Pending such reinvestment, the Net Proceeds shall be delivered to the Agent, for distribution first, to the Swingline Lender as a prepayment of Swing Loans (to the extent of Swing Loans outstanding), but not as a permanent reduction of the Swingline Commitment and thereafter to the Lenders, as a prepayment of the Revolving Loans (to the extent of Revolving Loans then outstanding), but not as a permanent reduction of the Revolving Loan Commitment. To the extent any Net Proceeds remain after application of such Net Proceeds to the Loans in accordance with the previous sentence, such remainder may be retained by Borrower.

          (d)   Issuance of Securities.    Immediately upon the receipt by any Credit Party or any Subsidiary of any Credit Party of the Net Issuance Proceeds of the issuance of Stock or Stock Equivalents (including any capital contribution) or debt securities (other than Net Issuance Proceeds from the issuance of (i) debt securities in respect of Indebtedness permitted hereunder, and (ii) Excluded Equity Issuances), the Borrower shall deliver, or cause to be delivered, to the Agent an amount equal to such Net Issuance Proceeds, for application to the Loans in accordance with subsection 1.8(f).

          (e)   Proceeds Under Purchase Agreement.    With respect to any Permitted Acquisition, immediately upon receipt of (i) any payment in respect of any purchase price adjustment in favor of any Credit Party or (ii) any indemnification payment by the sellers after the Closing Date (other than amounts paid as a result of a claim by a Credit Party for indemnification under the purchase agreement to the extent that the amounts so received are applied by such Credit Party for the purpose of (A) replacing, repairing or restoring any assets or properties of such Credit Party or satisfying the condition giving rise to the claim for indemnification, (B) payment of (or reimbursement of payments made for) claims and settlements to third Persons not an Affiliate of or a Credit Party, or (C) otherwise covering any out-of-pocket expenses incurred by the Borrower in obtaining such indemnification), the Borrower shall deliver to the Agent an amount equal to such payment for application to the Loans in accordance with subsection 1.8(f).

          (f)    Application of Prepayments.    Subject to subsection 1.10(c), any prepayments pursuant to subsection 1.8(c), 1.8(d) or 1.8(e) shall be applied first to prepay outstanding Swing Loans, and second to prepay outstanding Revolving Loans. To the extent permitted by the foregoing sentence, amounts prepaid shall be applied first to any Base Rate Loans then outstanding and then to outstanding LIBOR Rate Loans with the shortest Interest Periods remaining. Together with each prepayment under this Section 1.8, the Borrower shall pay any amounts required pursuant to Section 10.4 hereof.

        1.9    Fees.

          (a)   Agent's Fees.    The Borrower shall pay to the Agent, for the Agent's own account, fees in the amounts and at the times set forth in a letter agreement between the Borrower and the Agent dated as of February 7, 2008 (as amended from time to time, the "Fee Letter").

          (b)   Unused Facility Fee.    The Borrower shall pay to the Agent, for the ratable benefit of the Lenders, a fee (the "Unused Facility Fee") in an amount equal to

            (i)    the Aggregate Revolving Loan Commitment, less

            (ii)   the sum of (x) the average daily balance of all Revolving Loans outstanding plus (y) the average daily amount of Letter of Credit Obligations, in each case, during the preceding month, multiplied by the "Applicable Unused Facility Fee Margin" (as defined in the definition of Applicable Margin) per annum. Such fee shall be payable monthly in arrears on the first day of the month following the date hereof and the first day of each month thereafter. The Unused Facility Fee provided in this subsection 1.9(b) shall accrue at all times from and after mutual execution and delivery of this Agreement.

          (c)   Letter of Credit Fee.    The Borrower agrees to pay to Agent for the ratable benefit of the Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred hereunder, (i) without duplication of costs and expenses otherwise payable to Agent or Lenders hereunder or fees otherwise paid by the Borrower, all reasonable costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each month during which any Letter of Credit Obligation shall remain outstanding, a fee (the "Letter of Credit Fee") in an amount equal to the product of the average daily undrawn face amount of all Letters of Credit issued, guaranteed or supported by risk participation agreements multiplied by a per annum rate equal to the "Applicable L/C Margin" (as defined in the definition of Applicable Margin); provided, however, at Agent's or Required Lenders' option, while an Event of Default exists (or automatically while an Event of Default under subsection 7.1(f) or 7.1(g) exists), such rate shall be increased by two percent (2.00%) per annum. Such fee shall be paid to Agent for the benefit of the Lenders in arrears, on the first day of each calendar month and on the Revolving Termination Date. In addition, the Borrower shall pay to any L/C Issuer, on demand, such reasonable fees, without duplication of fees otherwise payable hereunder (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

          (d)   If Borrower pays after acceleration or prepays the Revolving Loan and reduces or terminates the Revolving Loan Commitment, whether voluntarily or involuntarily and whether before or after acceleration of the Obligations or if the Revolving Loan Commitments are otherwise terminated, Borrower shall pay to Agent, for the benefit of Lenders as liquidated damages and compensation for the costs of being prepared to make funds available hereunder an amount equal to the Applicable Percentage (as defined below) multiplied by the amount of the reduction of the Revolving Loan Commitment. As used herein, the term "Applicable Percentage" shall mean (x) two percent (2.0%), in the case of a prepayment on or prior to the first anniversary of the Closing Date, (y) one percent (1.0%), in the case of a prepayment after the first anniversary of the Closing Date but on or prior to the second anniversary thereof, and (z) one-half of one percent (0.50%), in the case of a prepayment after the second anniversary of the Closing Date but on or prior to the third anniversary thereof. The Credit Parties agree that the Applicable Percentages are a reasonable calculation of Lenders' lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early termination of the Revolving Loan Commitments. Notwithstanding the foregoing, no prepayment fee shall be payable by Borrower upon a mandatory prepayment made pursuant to Section 1.8; provided that Borrower does not permanently reduce or terminate the Revolving Loan Commitment upon any such prepayment and, in the case of prepayments made pursuant to Section 1.8, the transaction giving rise to the applicable prepayment is expressly permitted under Section 5.

        1.10    Payments by the Borrower.

          (a)   All payments (including prepayments) to be made by each Credit Party on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, shall, except as otherwise expressly provided herein, be made to the Agent (for the ratable account of the Persons entitled thereto) at the address for payment specified in the signature page hereof in relation to the Agent (or such other address as the Agent may from time to time specify in accordance with Section 9.2), and shall be made in Dollars and in immediately available funds, no later than 2:00 p.m. (New York time) on the date due. Any payment which is received by the Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue. Borrower and each other Credit Party hereby irrevocably waives the right to direct the application during the continuance of an Event of Default of any and all payments in respect of any Obligation and any proceeds of Collateral. The Borrower hereby authorizes the Agent and each Lender to make a Revolving Loan (which shall be a Base Rate Loan and which may be a Swing Loan) to pay (i) interest, principal (including Swing Loans), agent fees, Unused Facility Fees and Letter of Credit Fees, in each instance, on the date due, or (ii) after five (5) days prior notice to the Borrower, other fees, costs or expenses payable by the Borrower or any of its Subsidiaries hereunder or under the other Loan Documents.

          (b)   Subject to the provisions set forth in the definition of "Interest Period" herein, if any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

          (c)   During the continuance of an Event of Default, the Agent may, and shall upon the direction of Required Lenders, apply any and all payments in respect of any Obligation in accordance with clauses first through sixth below. Notwithstanding any provision herein to the contrary, all amounts collected or received by the Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded) and all proceeds received by the Agent as a result of the exercise of its remedies under the Collateral Documents after the occurrence and during the continuance of an Event of Default shall be applied as follows:

            first, to payment of costs and expenses, including Attorney Costs, of the Agent payable or reimbursable by the Credit Parties under the Loan Documents;

            second, to payment of Attorney Costs of Lenders payable or reimbursable by the Borrower under this Agreement;

            third, to payment of all accrued unpaid interest on the Obligations and fees owed to the Agent and Lenders;

            fourth, to payment of principal of the Obligations (including, without limitation, (i) L/C Reimbursement Obligations then due and payable, (ii) any Obligations up to $5,000,000 under any Secured Rate Contract and (iii) cash collateralization of L/C Reimbursement Obligations to the extent not then due and payable);

            fifth, to payment of any other amounts owing constituting Obligations; and

            sixth, any remainder shall be for the account of and paid to whoever may be lawfully entitled thereto.

            In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (ii) each of the Lenders or other Persons entitled to payment shall receive an amount equal to its pro rata share of amounts available to be applied pursuant to clauses third, fourth and fifth above.

        1.11    Payments by the Lenders to the Agent; Settlement.

          (a)   Agent may, on behalf of Lenders, disburse funds to the Borrower for Loans requested. Each Lender shall reimburse Agent on demand for all funds disbursed on its behalf by Agent, or if Agent so requests, each Lender will remit to Agent its Commitment Percentage of any Loan before Agent disburses same to the Borrower. If Agent elects to require that each Lender make funds available to Agent prior to disbursement by Agent to the Borrower, Agent shall advise each Lender by telephone or fax of the amount of such Lender's Commitment Percentage of the Loan requested by Borrower no later than 1:00 p.m. (New York time) on the scheduled Borrowing date applicable thereto, and each such Lender shall pay Agent such Lender's Commitment Percentage of such requested Loan, in same day funds, by wire transfer to Agent's account on such scheduled Borrowing date. If any Lender fails to pay its Commitment Percentage within one (1) Business Day after Agent's demand, Agent shall promptly notify Borrower, and the Borrower shall immediately repay such amount to Agent. Any repayment required pursuant to this subsection 1.11(a) shall be without premium or penalty. Nothing in this subsection 1.11(a) or elsewhere in this Agreement or the other Loan Documents, including the remaining provisions of Section 1.11, shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Loan Commitments hereunder or to prejudice any rights that Agent, Swingline Lender or Borrower may have against any Lender as a result of any default by such Lender hereunder.

          (b)   At least once each calendar week or more frequently at Agent's election (each, a "Settlement Date"), Agent shall advise each Lender by telephone or fax of the amount of such Lender's Commitment Percentage of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan. Provided that each Lender has funded all payments required to be made by it and funded all purchases of participations required to be funded by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender's Commitment Percentage of principal, interest and Fees paid by the Borrower since the previous Settlement Date for the benefit of such Lender on the Loans held by it on any Business Day, Agent shall pay to each applicable Lender such Lender's Commitment Percentage of such payment on such Business Day, Agent shall pay to each applicable Lender such Lender's Commitment Percentage of such payment on the next Business Day. Such payments shall be made by wire transfer to such Lender) not later than 2:00 p.m. (New York time) on the next Business Day following each Settlement Date. To the extent that any Lender (a "Non-Funding Lender") has failed to fund all such payments or failed to fund the purchase of all such participations required to be funded by such Lender pursuant to this Agreement, Agent shall be entitled to set off the funding shortfall against that Non-Funding Lender's Commitment Percentage of all payments received from the Borrower.

          (c)   Availability of Lender's Commitment Percentage.    Agent may assume that each Lender will make its Commitment Percentage of each Revolving Loan available to Agent on each Borrowing date. If such Commitment Percentage is not, in fact, paid to Agent by such Lender when due, Agent will be entitled to recover such amount on demand from such Lender without setoff, counterclaim or deduction of any kind. If any Lender fails to pay the amount of its Commitment

  Percentage forthwith upon Agent's demand, Agent shall promptly notify the Borrower and the Borrower shall immediately repay such amount to Agent. Nothing in this subsection 1.11(c) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Loan Commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder. To the extent that Agent advances funds to the Borrower on behalf of any Lender and is not reimbursed therefor on the same Business Day as such advance is made, Agent shall be entitled to retain for its account all interest accrued on such advance until reimbursed by the applicable Lender.

          (d)   Return of Payments.

            (i)    If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from the Borrower and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

            (ii)   If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Credit Party or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

          (e)   Non-Funding Lenders.    The failure of any Non-Funding Lender to make any Revolving Loan or any payment required by it hereunder, or to fund any purchase of any participation to be made or funded by it on the date specified therefor shall not relieve any other Lender (each such other Lender, an "Other Lender") of its obligations to make such loan or fund the purchase of any such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make a loan, fund the purchase of a participation or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" or a "Lender" (or be included in the calculation of "Required Lenders" hereunder) for any voting or consent rights under or with respect to any Loan Document.

        1.12    Increases in Revolving Loan Commitment.    Borrower shall have the right from time to time during the four (4) year period immediately following the Closing Date upon not less than fifteen (15) Business Days' prior written notice to Agent to request an increase in the then applicable Aggregate Revolving Loan Commitment in incremental amounts equal to $5,000,000 from existing Lenders and/or new lenders acceptable to Agent; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time such request is made or at the time such increase is to become effective, (ii) the Aggregate Revolving Loan Commitments of Lenders (including any new lenders) shall in no event exceed $100,000,000, (iii) Borrower shall have paid to Lenders that agree to increase their Revolving Loan Commitment or such new lenders a commitment fee in an amount to be mutually agreed on by Borrower and such Lenders or new lenders with respect to the amount of the requested increase, (iv) Borrower shall have delivered to Agent an amendment to this Agreement reflecting the requested increase, (v) Borrower shall have duly executed and delivered to Lenders that agree to increase their Revolving Loan Commitment Notes or such new lenders, if requested by such Lenders or such new lenders, in the amount of the requested increase, (vi) if requested by Agent,

Borrower shall have delivered to Agent, such opinions and authority documentation as Agent may reasonably require, with respect to the due authorization, execution and delivery and enforceability of such amendment to this Agreement and such additional Notes, (vii) after giving effect to any Revolving Loans made pursuant to such increase, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent quarter for which financial statements have been delivered and (viii) the interest rate with respect to all Revolving Loans shall be the same. Borrower acknowledges and agrees that no Lender shall be under any obligation to increase its Revolving Loan Commitment hereunder.

ARTICLE II.
CONDITIONS PRECEDENT

        2.1    Conditions of Initial Loans.    The obligation of each Lender to make its initial Loans and of each L/C Issuer to Issue, or cause to be Issued, the initial Letters of Credit hereunder is subject to satisfaction of the following conditions:

          (a)   Loan Documents.    The Agent shall have received on or before the Closing Date all of the agreements, documents, instruments and other items set forth on the Closing Checklist attached hereto as Exhibit 2.1, each in form and substance reasonably satisfactory to the Agent;

          (b)   Availability.    Not more than $25,000,000 in Revolving Loans shall be advanced on the Closing Date, and after giving effect to the payment of all costs and expenses in connection herewith, funding of the initial Loans and issuance of the initial Letters of Credit, Availability shall be not less than $40,000,000;

          (c)   Senior Leverage.    The Borrower shall have delivered evidence to the satisfaction of the Agent demonstrating that the ratio of (x) Senior Debt of the Credit Parties as of the Closing Date after giving effect to the payment of all costs and expenses in connection herewith, funding of the initial Loans and issuance of the initial Letters of Credit, to (y) EBITDA of the Borrower for the twelve (12) month period ending November 30, 2007 shall be not greater than 2.0 to 1.

        2.2    Conditions to All Borrowings.    Except as otherwise expressly provided herein, no Lender or L/C Issuer shall be obligated to fund any Loan or incur any Letter of Credit Obligation, if, as of the date thereof:

          (a)   any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect in any material respect (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were untrue or incorrect in any material respect as of such earlier date), and Agent or Required Lenders have determined not to make such Loan or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

          (b)   any Default or Event of Default has occurred and is continuing or would result after giving effect to any Loan (or the incurrence of any Letter of Credit Obligation), and Agent or Required Lenders shall have determined not to make any Loan or incur any Letter of Credit Obligation as a result of that Default or Event of Default;

          (c)   after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), the aggregate outstanding amount of the Revolving Loans would exceed the Maximum Revolving Loan Balance (except as provided in Section 1.1(b)).

          (d)   after giving effect to any Loan (or the incurrence of any Letter of Credit Obligations), the ratio of (i) Senior Debt as of the date of such Borrowing or incurrence, to (ii) EBITDA for the most recent twelve month period ending on or prior to such date for which financial statements have been delivered pursuant to subsection 4.1 hereof, would exceed the maximum permitted Senior Leverage Ratio pursuant to subsection 6.2 as of the last day of the most recent calendar quarter.

  The request and acceptance by Borrower of the proceeds of any Loan or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrower that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by each Credit Party of the granting and continuance of Agent's Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

        The Credit Parties, jointly and severally, represent and warrant to the Agent and each Lender that the following are true, correct and complete:

        3.1    Corporate Existence and Power.    Each Credit Party and each of their respective Subsidiaries:

          (a)   is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

          (b)   has the power and authority and all material governmental licenses, authorizations, Permits, consents and approvals necessary to own its assets, to carry on its business and execute, deliver, and perform its obligations under the Loan Documents to which it is a party;

          (c)   is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license; and

          (d)   is in compliance with all Requirements of Law;

  except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        3.2    Corporate Authorization; No Contravention.

          (a)   The execution, delivery and performance by each of the Credit Parties and each of their respective Subsidiaries of any Loan Document to which such Person is party, have been duly authorized by all necessary action, and do not and will not:

            (i)    contravene the terms of any of that Person's Organization Documents;

            (ii)   conflict with or result in any material breach or contravention of, or result of the creation of any Lien under, any document evidencing any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

            (iii)  violate any material Requirement of Law in any material respect.

          (b)   Schedule 3.2 sets forth the authorized Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries. All issued and outstanding Stock and Stock Equivalents of each of the Credit Parties and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens other than, with respect to the Stock and Stock Equivalents of Borrower and Subsidiaries of the Borrower, those in favor of the Agent, for the benefit of the Agent and Lenders. All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities. As of the Closing Date, all of the issued and outstanding Stock and Stock Equivalents of each of the Credit Parties is owned by the Persons and in the amounts set forth on Schedule 3.2. Except as set forth on Schedule 3.2, there are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Stock and Stock Equivalents of any Credit Party.

        3.3    Governmental Authorization.    No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party or any Subsidiary of any Credit Party of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to the Agent under the Collateral Documents, (b) those obtained or made on or prior to the Closing Date and (c) those which, if not obtained or made, would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        3.4    Binding Effect.    This Agreement and each other Loan Document to which any Credit Party or any Subsidiary of any Credit Party is a party constitute the legal, valid and binding obligations of each such Person which is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

        3.5    Litigation.    Except as specifically disclosed in Schedule 3.5, there are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of any Credit Party, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against any Credit Party, any Subsidiary of any Credit Party or any of their respective Properties which:

          (a)   affect or pertain to this Agreement, any other Loan Document or any of the transactions contemplated hereby or thereby; or

          (b)   would reasonably be expected to result in equitable relief or monetary judgment(s), individually or in the aggregate, in excess of $2,500,000.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, no Credit Party or any Subsidiary of any Credit Party is the subject of an audit by the IRS or other Governmental Authority or, to each Credit Party's knowledge, any review or investigation by the IRS or other Governmental Authority concerning the violation or possible violation of any Requirement of Law, except where such violation(s), solely with respect to state or local sales and use taxes, could reasonably be expected to result in Borrower owing amounts in excess of $3,500,000, individually or in the aggregate.

        3.6    No Default.    No Default or Event of Default exists or would result from the incurring of any Obligations by any Credit Party or the grant or perfection of the Agent's Liens on the Collateral. No Credit Party and no Subsidiary of any Credit Party is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, would reasonably be expected to have a Material Adverse Effect.

        3.7    ERISA Compliance.    Schedule 3.7 sets forth, as of the Closing Date, a complete and correct list of, and that separately identifies, (a) all Title IV Plans, (b) all Multiemployer Plans and (c) all material Benefit Plans. Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies. Except for those events that would not, in the aggregate, have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Credit Party, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Credit Party incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which obligations and liabilities (contingent or otherwise) remain outstanding. No ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal from any Multiemployer Plan on the date this representation is made.

        3.8    Use of Proceeds; Margin Regulations.    The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 4.10, and are intended to be and shall be used in compliance with Section 5.8. No Credit Party and no Subsidiary of any Credit Party is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. Proceeds of the Loans shall not be used for the purpose of purchasing or carrying Margin Stock.

        3.9    Title to Properties.    Each of the Credit Parties and each of their respective Subsidiaries has good and legal title to, or valid leasehold interests in, all real Property, and good and legal title to all owned personal Property and valid leasehold interests in all leased personal Property, in each instance, necessary for the conduct of their respective businesses. The Property of the Credit Parties and its Subsidiaries is subject to no Liens, other than Permitted Liens.

        3.10    Taxes.    All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the "Tax Returns") required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. As of the Closing Date, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities. No Tax Affiliate has participated in a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

        3.11    Financial Condition.

          (a)   Each of (i) the audited consolidated balance sheet of the Borrower and its Subsidiaries dated December 31, 2006, and the related audited consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date and (ii) the unaudited interim consolidated balance sheet of the Borrower and its Subsidiaries dated November 30, 2007 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the ten months then ended:

            (x)   were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

            (y)   present fairly in all material respects the consolidated financial condition of the Borrower and its Subsidiaries as of the dates thereof and results of operations for the periods covered thereby.

          (b)   Since December 31, 2006 there has been no Material Adverse Effect.

          (c)   The Credit Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.9.

          (d)   All financial performance projections delivered to the Agent represent the Borrower's good faith estimate of future financial performance and are based on assumptions believed by the Borrower to be fair and reasonable in light of current market conditions at the time of delivery of such projections, it being acknowledged and agreed by the Agent and Lenders that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by such projections may differ from the projected results and that such differences may be material. No representation is made with respect to information of a general economic or industry specific nature.

        3.12    Environmental Matters.    Except as set forth on Schedule 3.12, (a) the operations of each Credit Party and each Subsidiary of each Credit Party are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law, other than non-compliances that, in the aggregate, would not have a reasonable likelihood of resulting in Material Environmental Liabilities to any Credit Party or any Subsidiary of any Credit Party, (b) no Credit Party and, to the knowledge of any Credit Party, no Subsidiary of any Credit Party is party to, and no Credit Party and no Subsidiary of any Credit Party and no real property currently owned, leased or subleased by any Credit Party is subject to or the subject of, any pending (or, to the knowledge of any Credit Party, threatened) order, action, investigation, suit, proceeding, audit, claim, demand, dispute or notice of violation or of potential liability under any Environmental Law other than those that, in the aggregate, are not reasonably likely to result in Material Environmental Liabilities to any Credit Party or any Subsidiary of any Credit Party, (c) no Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any owned property of any Credit Party or any Subsidiary of any Credit Party and, to the knowledge of any Credit Party, no facts, circumstances or conditions currently exist that could reasonably be expected to result in any such Lien attaching to any such owned property, (d) no Credit Party and no Subsidiary of any Credit Party has caused or suffered to occur a Release of Hazardous Materials at, to or from any real property of any such Credit Party or Subsidiary of any Credit Party at concentrations exceeding those allowed by Environmental Laws and each such real property is free of contamination by any Hazardous Materials except for such Release or contamination that could not reasonably be expected to result, in the aggregate, in Material Environmental Liabilities to any Credit Party or any Subsidiary of any Credit Party in a fiscal year, (e) no Credit Party and no Subsidiary of any Credit Party (i) is or has been engaged in, or has knowingly permitted any current or former tenant to engage in, operations or (ii) knows of any existing conditions, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. §§ 9601 et seq.) or similar Environmental Laws, that, in the aggregate, would have a reasonable likelihood of resulting in Material Environmental Liabilities to any Credit Party or any Subsidiary of any Credit Party and (f) each Credit Party has made available to Agent copies of all existing environmental reports, reviews and audits and all material, non-privileged documents pertaining to material Environmental Liabilities, in each case to the extent such reports, reviews, audits and documents are in their possession, custody or control.

        3.13    Regulated Entities.    None of any Credit Party, any Person controlling any Credit Party, or any Subsidiary of any Credit Party, is (a) an "investment company" within the meaning of the Investment Company Act of 1940 or (b) subject to any Federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

        3.14    Solvency.    Both before and after giving effect to (a) the Loans made and Letters of Credit Issued on or prior to the date this representation and warranty is made or remade, (b) the disbursement of the proceeds of such Loans and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower and its Subsidiaries taken as a whole are Solvent.

        3.15    Labor Relations.    There are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Credit Party, threatened) against or involving any Credit Party or any Subsidiary of any Credit Party, except for those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Credit Party or any Subsidiary of any Credit Party, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Credit Party or any Subsidiary of any Credit Party and (c) no such representative has sought certification or recognition with respect to any employee of any Credit Party or any Subsidiary of any Credit Party.

        3.16    Intellectual Property.    Each Credit Party and each Subsidiary of each Credit Party owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted except for such Intellectual Property the failure of which to own or license would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Schedule 3.16 sets forth all Intellectual Property owned by or licensed to the Credit Parties and their Subsidiaries. To the knowledge of each Credit Party, (a) the conduct and operations of the businesses of each Credit Party and each Subsidiary of each Credit Party does not infringe, misappropriate, dilute, violate or otherwise impair any Intellectual Property owned by any other Person and (b) no other Person has contested any right, title or interest of any Credit Party or any Subsidiary of any Credit Party in, or relating to, any Intellectual Property, other than, in each case, as cannot reasonably be expected to affect the Loan Documents and the transactions contemplated therein and would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

        3.17    Subsidiaries.    As of the Closing Date, no Credit Party has any Subsidiaries or equity investments in any other corporation or entity other than those specifically disclosed in Schedule 3.2.

        3.18    Brokers' Fees; Transaction Fees.    Except as disclosed on Schedule 3.18 and except for fees payable to the Agent and Lenders, none of the Credit Parties or any of their respective Subsidiaries has any obligation to any Person in respect of any finder's, broker's or investment banker's fee in connection with the transactions contemplated hereby.

        3.19    Insurance.    Each of the Credit Parties and each of their respective Subsidiaries and their respective Properties are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar Properties in localities where such Person operates. A true and complete listing of such insurance, including issuers, coverages and deductibles, has been provided to the Agent.

        3.20    Full Disclosure.    None of the representations or warranties made by any Credit Party or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements (other than projections, forward looking information, third party general industry data and information of a general economic nature) contained in each exhibit, report, statement or certificate furnished by or on behalf of any Credit Party or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Credit Party to the Lenders prior to the Closing

Date), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein.

        3.21    Foreign Assets Control Regulations and Anti-Money Laundering.

          (a)   OFAC.    Neither any Credit Party nor any Subsidiary of any Credit Party (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner violative of Section 2, or (iii) is a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other U.S. Department of Treasury's Office of Foreign Assets Control regulation or executive order.

          (b)   Patriot Act; FCPA.    Each of the Credit Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the Patriot Act. Each of the Credit Parties and each of their respective Subsidiaries are in compliance, in all material respects, with the United States Foreign Corrupt Practices Act of 1977, as amended.

ARTICLE IV.
AFFIRMATIVE COVENANTS

        Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied (unless the Required Lenders, or such other Lenders as required under this Agreement, shall otherwise consent in writing):

        4.1    Financial Statements.    Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements in conformity with GAAP (provided that monthly financial statements shall not be required to have footnote disclosures and are subject to normal year-end adjustments). The Borrower shall deliver to the Agent and each Lender in electronic form and in detail reasonably satisfactory to the Agent and the Required Lenders:

          (a)   as soon as available, but not later than one hundred five (105) days after the end of each fiscal year, a copy of the audited consolidated and consolidating balance sheets of the Borrower and each of its Subsidiaries as at the end of such year and the related consolidated and consolidating statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the unqualified opinion of any "Big Four" or other nationally-recognized independent public accounting firm reasonably acceptable to the Agent which report shall state that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years; and

          (b)   as soon as available, but not later than thirty (30) days after the end of each fiscal month of each year (provided, however, to the extent delivered for a month ending on the last day of a fiscal quarter, not later than forty five (45) days after the end of each such fiscal month), a copy of the unaudited consolidated and consolidating balance sheets of the Borrower and each of its Subsidiaries, and the related consolidated and consolidating statements of income, shareholders' equity and cash flows as of the end of such month and for the portion of the fiscal year then ended, all certified on behalf of the Borrower by an appropriate Responsible Officer as being complete and correct and fairly presenting, in all material respects, in accordance with GAAP, the financial position and the results of operations of the Borrower and its Subsidiaries, subject to normal year-end adjustments and absence of footnote disclosures.

        4.2    Certificates; Other Information.    The Borrower shall furnish to the Agent and each Lender:

          (a)   together with each delivery of financial statements pursuant to subsections 4.1(a) and (b) (to the extent delivered for a month ending on the last day of a fiscal quarter), (i) a management report, in reasonable detail, signed by the chief financial officer of the Borrower, describing the operations and financial condition of the Credit Parties and their Subsidiaries for the month and the portion of the fiscal year then ended (or for the fiscal year then ended in the case of annual financial statements), and (ii) a report setting forth in comparative form the corresponding figures for the corresponding periods of the previous fiscal year and the corresponding figures from the most recent projections for the current fiscal year delivered pursuant to subsection 4.2(e) and discussing the reasons for any significant variations;

          (b)   concurrently with the delivery of the financial statements referred to in subsections 4.1(a) and 4.1(b) (to the extent ending on the last day of a fiscal quarter), a fully and properly completed Compliance Certificate in the form of Exhibit 4.2(b), certified on behalf of the Borrower by a Responsible Officer;

          (c)   promptly after the same are sent, copies of all financial statements and reports which any Credit Party sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

          (d)   (i) concurrently with the delivery of the financial statements pursuant to subsection 4.1(b) and (ii) not later than two (2) Business Days prior to the consummation of an Acquisition (whether or not such Acquisition is to be financed, in whole or in part, with proceeds of Loans) an Availability Certificate executed on Borrower's behalf by a Responsible Officer, as at the end of the most-recently ended fiscal month or as at such other date as the Agent may reasonably require;

          (e)   as soon as available and in any event no later than the last day of each fiscal year of the Borrower, projections of the Credit Parties (and their Subsidiaries') consolidated and consolidating financial performance for the forthcoming three fiscal years on a year by year basis, and for the forthcoming fiscal year on a month by month basis;

          (f)    promptly upon receipt thereof, copies of any reports submitted by the certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems of any Credit Party made by such accountants, including any comment letters submitted by such accountants to management of any Credit Party in connection with their services;

          (g)   from time to time, if the Agent determines that obtaining appraisals is necessary in order for the Agent or any Lender to comply with applicable laws or regulations or if the Agent determines in its good faith credit judgment that obtaining such appraisals is important in connection with the administration of the credit facility established pursuant to this Agreement, and at any time if an Event of Default shall have occurred and be continuing, the Agent may, or may require the Borrower to, in either case at the Borrower's expense, obtain appraisals in form and substance and from appraisers reasonably satisfactory to the Agent stating the then current fair market value of all or any portion of the real or personal property of any Credit Party or any Subsidiary of any Credit Party;

          (h)   Borrower, at its own expense, shall deliver to Agent such appraisals of its assets as Agent may request at any time after the occurrence and during the continuance of an Event of Default, such appraisals to be conducted by an appraiser, and in form and substance reasonably satisfactory to Agent;

          (i)    together with each delivery of any Compliance Certificate pursuant to clause (b) above, a summary of the outstanding balances of all intercompany Indebtedness for the Credit Parties and their Subsidiaries as of the last day of the fiscal quarter covered by such Financial Statements, certified as complete and correct by a Responsible Officer of the Borrower as part of the Compliance Certificate delivered in connection with such Financial Statements; and

          (j)    promptly, such additional business, financial, corporate affairs, perfection certificates and other information as the Agent may from time to time reasonably request.

        4.3    Notices.    The Borrower shall notify promptly the Agent of each of the following (and in no event later than three (3) Business Days after a Responsible Officer becoming aware thereof):

          (a)   the occurrence or existence of any Default or Event of Default;

          (b)   any breach or non-performance of, or any default under, any Contractual Obligation of any Credit Party or any Subsidiary of any Credit Party, or any violation of, or non-compliance with, any Requirement of Law, which, in each case, would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, including a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

          (c)   any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Credit Party or any Subsidiary of any Credit Party and any Governmental Authority which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect;

          (d)   the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary of any Credit Party (i) in which the amount of damages claimed is $2,500,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document;

          (e)   (i) the receipt by any Credit Party of any notice of violation of or potential liability or similar notice under Environmental Law, (ii)(A) unpermitted Releases, (B) the existence of any condition that could reasonably be expected to result in violations of or liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or liability under any Environmental Law, that, for each of clauses (A), (B) and (C) above (and, in the case of clause (C), if adversely determined), in the aggregate for all such clauses, could reasonably be expected to result in Environmental Liabilities in excess of $500,000, (iii) the receipt by any Credit Party of notification that any property of any Credit Party is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities and (iv) any proposed acquisition or lease of real property, if such acquisition or lease would have a reasonable likelihood of resulting in aggregate Environmental Liabilities in excess of $500,000;

          (f)    (i) on or prior to any filing by any ERISA Affiliate of any notice of intent to terminate any Title IV Plan, a copy of such notice and (ii) promptly, and in any event within 10 days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice (which may be made by telephone if promptly confirmed in writing) describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto;

          (g)   any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to the Agent and Lenders pursuant to this Agreement;

          (h)   any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary of any Credit Party;

          (i)    any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving any Credit Party or any Subsidiary of any Credit Party if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

          (j)    the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Credit Party of any Stock or Stock Equivalent;

          (k)   (i) the creation, or filing with the IRS or any other Governmental Authority, of any Contractual Obligation or other document extending, or having the effect of extending, the period for assessment or collection of any taxes with respect to any Tax Affiliate and (ii) the creation of any Contractual Obligation of any Tax Affiliate, or the receipt of any request directed to any Tax Affiliate, to make any adjustment under Section 481(a) of the Code, by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect; and

Each notice pursuant to this Section shall be in electronic form accompanied by a statement by a Responsible Officer on behalf of the Borrower setting forth details of the occurrence referred to therein, and stating what action the Borrower or other Person proposes to take with respect thereto and at what time. Each notice under subsection 4.3(a) shall describe with reasonable particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

        4.4    Preservation of Corporate Existence, Etc.    Each Credit Party shall, and shall cause each of its Subsidiaries to:

          (a)   preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except in connection with transactions permitted by Section 5.3;

          (b)   preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with transactions permitted by Section 5.3 and sales of assets permitted by Section 5.2 and except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

          (c)   use its reasonable efforts, in the Ordinary Course of Business, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having business relations with it except where the failure to do so could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

          (d)   preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        4.5    Maintenance of Property.    Each Credit Party shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is used in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        4.6    Insurance.

          (a)   Each Credit Party shall, and shall cause each of its Subsidiaries to, (i) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the property and businesses of the Credit Parties and such Subsidiaries (including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation, business interruption and employee health and welfare insurance) with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of Borrower) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Credit Parties and reasonably acceptable to Agent and (ii) cause all such insurance relating to any property or business of any Credit Party to name Agent as additional insured or loss payee, as appropriate. All policies of insurance on real and personal property of the Credit Parties will contain an endorsement, in form and substance acceptable to Agent, showing loss payable to Agent (Form 438 BFU or equivalent). Such endorsement, or an independent instrument furnished to Agent, will provide that the insurance companies will give Agent at least 30 days' prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of Borrower or any other Person shall affect the right of Agent to recover under such policy or policies of insurance in case of loss or damage. Each Credit Party shall direct all present and future insurers under its "All Risk" policies of insurance to pay all proceeds payable thereunder directly to Agent. If any insurance proceeds are paid by check, draft or other instrument payable to any Credit Party and Agent jointly, Agent may endorse such Credit Party's name thereon and Agent will apply the proceeds thereof to the Obligations in accordance with the terms of this Agreement and the other Loan Documents. Agent reserves the right at any time, upon its review of each Credit Party's risk profile, to, in its good faith credit judgment, require additional forms and limits of insurance.

          (b)   Unless the Borrower provides the Agent with evidence of the insurance coverage required by this Agreement, the Agent may purchase insurance at the Credit Parties' expense to protect the Agent's and Lenders' interests in the Credit Parties' and their Subsidiaries' properties which are material to the conduct of their respective business. This insurance may, but need not, protect the Credit Parties' and their Subsidiaries' interests. The coverage that the Agent purchases may not pay any claim that any Credit Party or any Subsidiary of any Credit Party makes or any claim that is made against such Credit Party or any Subsidiary in connection with said Property. The Borrower may later cancel any insurance purchased by the Agent, but only after providing the Agent with evidence that there has been obtained insurance as required by this Agreement. If the Agent purchases insurance, the Credit Parties will be responsible for the costs of that insurance, including interest and any other charges the Agent may impose in connection with the placement of insurance, until the effective date of the cancellation or expiration of the insurance. The costs of the insurance shall be added to the Obligations. The costs of the insurance may be more than the cost of insurance the Borrower may be able to obtain on its own.

        4.7    Payment of Obligations.    Such Credit Party shall, and shall cause each of its Subsidiaries to, pay, discharge and perform as the same shall become due and payable or required to be performed, all their respective obligations and liabilities, including:

          (a)   all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and all lawful claims which, if unpaid, would by law become a Lien upon its Property, unless (i) the aggregate amount of all such tax liabilities, assessments, governmental charges or levies, or lawful claims does not exceed $500,000 and adequate reserves in accordance with GAAP are being maintained by such Person with respect to such amount or (ii) the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

          (b)   all Indebtedness (except for any Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit agreement) of less than $3,500,000), as and when due and payable, but subject to any subordination provisions contained herein and/or in any instrument or agreement evidencing such Indebtedness; and

          (c)   the performance of all obligations under any Contractual Obligation to such Credit Party or any of its Subsidiaries is bound, or to which it or any of its properties is subject, except where the failure to perform would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

        4.8    Compliance with Laws.

          (a)   Each Credit Party shall, and shall cause each of its Subsidiaries to, comply with all applicable Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

          (b)   Without limiting the generality of the foregoing, each Credit Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its real property, whether owned, leased, or subleased, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance or that is required by orders and directives of any Governmental Authority) except for failures to comply that would not, in the aggregate, have a Material Adverse Effect. Without limiting the foregoing, if an Event of Default is continuing or if Agent at any time has a reasonable basis to believe that there exist violations of Environmental Laws by any Credit Party or any Subsidiary of any Credit Party or that there exist any Environmental Liabilities, in each case, that would have, in the aggregate, a Material Adverse Effect, then each Credit Party shall, promptly upon receipt of request from Agent, cause the performance of, and allow Agent and its Related Persons access to such real property for the purpose of conducting, such environmental audits and assessments, including subsurface sampling of soil and groundwater, and cause the preparation of such reports, in each case as Agent may from time to time reasonably request, provided such assessments are undertaken in accordance with the terms and conditions of any applicable lease or sublease and in compliance with applicable law; provided such assessments are conducted by a qualified environmental firm in compliance with applicable laws and without unreasonable interruption of site operations. Such audits, assessments and reports, to the extent not conducted by Agent or any of its Related Persons, shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent.

        4.9    Inspection of Property and Books and Records.    Each Credit Party shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person. Each Credit Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice: (a) provide access to such property to Agent and any of its Related Persons, as frequently as Agent determines to be appropriate; (b) permit Agent and any of its Related Persons to inspect, audit and make extracts and copies from all of such Credit Party's books and records; and (c) permit Agent to inspect, review, evaluate and make physical verifications and appraisals of the inventory and other Collateral in any manner and through any medium that Agent considers advisable, in each instance, at the Credit Parties' expense provided the Credit Parties shall not be responsible for costs and expenses more than one time per year unless an Event of Default has occurred and is continuing. Notwithstanding the foregoing, if, at any time an Event of Default shall have occurred and be continuing, access is necessary to preserve or protect the Collateral as determined by Agent in its good faith credit judgment, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice. Any Lender may accompany Agent in connection with any inspection at such Lender's expense.

        4.10    Use of Proceeds.    The Borrower shall use the proceeds of the Loans solely as follows: (a) to pay costs and expenses required to be paid hereunder, (b) to finance Permitted Acquisitions, (c) to pay accrued and unpaid interest owing under the Original Credit Agreement and (d) for working capital and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.

        4.11    Cash Management Systems.    Each Credit Party shall, and shall cause each Domestic Subsidiary of each Credit Party to, enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than any payroll account so long as such payroll account is a zero balance account and withholding tax and fiduciary accounts) providing springing cash dominion, exercisable upon the occurrence of a Default or Event of Default, to Agent in the case of deposit accounts as of or after the Closing Date.

        4.12    Landlord Agreements.    To the extent requested by the Agent or any Lender, each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, obtain a landlord agreement or bailee or mortgagee waivers, as applicable, from the lessor of each leased property, bailee in possession of any Collateral or mortgage of any owned property with respect to each location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to Agent.

        4.13    Further Assurances; Security Interests.

          (a)   Each Credit Party shall ensure that all written information, exhibits and reports furnished to the Agent or the Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances in which made, and will promptly disclose to the Agent and the Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

          (b)   Promptly upon request by the Agent, the Credit Parties shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions as the Agent may reasonably require from time to time in order (i) to subject to the Liens created by any of the Collateral Documents any of the Properties, rights or interests covered by any of the Collateral Documents, (ii) to perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iii) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Agent and Lenders the rights granted or now or hereafter intended to be granted to the Agent and the Lenders under any Loan Document or under any other document executed in connection therewith. Without limiting the generality of the foregoing and except as otherwise approved in writing by the Required Lenders, the Credit Parties shall cause each of their Domestic Subsidiaries to guaranty the Obligations and to cause each such Subsidiary to grant to the Agent, for the benefit of the Agent and Lenders, a security interest in, subject to the limitations hereinafter set forth, all of such Subsidiary's Property to secure such guaranty. Furthermore and except as otherwise approved in writing by the Required Lenders, each Credit Party shall, and shall cause each of its Domestic Subsidiaries to, pledge all of the Stock and Stock Equivalents of each of its Domestic Subsidiaries and First Tier Foreign Subsidiaries (provided that with respect to any First Tier Foreign Subsidiary, such pledge shall be limited to sixty-five percent (65%) of such Foreign Subsidiary's outstanding voting Stock and Stock Equivalents and one hundred percent (100%) of such Foreign Subsidiary's outstanding non-voting Stock and Stock Equivalents), to the Agent, for the benefit of the Agent and Lenders, to secure the Obligations. In connection with each pledge of

  Stock and Stock Equivalents, the Credit Parties shall deliver, or cause to be delivered, to the Agent, irrevocable proxies and stock powers and/or assignments, as applicable, duly executed in blank. In the event any Credit Party or any Domestic Subsidiary of any Credit Party acquires any real Property, within 30 days (or such longer period of time as the Agent may agree) after the closing of such acquisition, such Person shall execute and/or deliver, or cause to be executed and/or delivered, to the Agent, (x) a fully executed Mortgage, in form and substance reasonably satisfactory to the Agent together with an A.L.T.A. lender's title insurance policy issued by a title insurer reasonably satisfactory to the Agent, in form and substance and in an amount reasonably satisfactory to the Agent insuring that the Mortgage is a valid and enforceable first priority Lien on the respective property, free and clear of all defects, encumbrances and Liens, (y) then current A.L.T.A. surveys, certified to the Agent and the Lenders by a licensed surveyor sufficient to allow the issuer of the lender's title insurance policy to issue such policy without a survey exception and (z) an environmental site assessment prepared by a qualified firm reasonably acceptable to the Agent, in form and substance satisfactory to the Agent.

ARTICLE V.
NEGATIVE COVENANTS

        Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

        5.1    Limitation on Liens.    No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):

          (a)   any Lien existing on the Property of a Credit Party or a Subsidiary of a Credit Party on the Closing Date and set forth in Schedule 5.1 securing Indebtedness outstanding on such date and permitted by Section 5.5(c), including replacement Liens on the Property currently subject to such Liens securing Indebtedness permitted by Section 5.5(c);

          (b)   any Lien created under any Loan Document;

          (c)   Liens for taxes, fees, assessments or other governmental charges (i) which are not delinquent or remain payable without penalty, or (ii) the non-payment of which is permitted by Section 4.7;

          (d)   carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the Ordinary Course of Business which are not delinquent for more than ninety (90) days or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

          (e)   Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers' compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases, governmental contract, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or to secure liability to insurance carriers;

          (f)    Liens arising out of judgments, attachments or awards or securing appeal or other surety bonds relating to such judgments not resulting in an Event of Default under Section 7.1(h);

          (g)   easements, rights-of-way, zoning and other restrictions, minor defects or other irregularities in title, and other similar encumbrances incurred in the Ordinary Course of Business which, either individually or in the aggregate, and which do not in any case materially detract from the value of the Property subject thereto or interfere in any material respect with the ordinary conduct of the businesses of any Credit Party or any Subsidiary of any Credit Party;

          (h)   Liens on any Property acquired or held by any Credit Party or any Subsidiary of any Credit Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such Property and permitted under subsection 5.5(d); provided that (i) any such Lien attaches to such Property concurrently with or within twenty (20) days after the acquisition thereof, (ii) such Lien attaches solely to the Property so acquired in such transaction, and (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such Property;

          (i)    Liens securing Capital Lease Obligations permitted under subsection 5.5(d);

          (j)    any interest or title of a lessor or sublessor under any lease to the extent not interfering in any material respect with the business of the Credit Parties or any of their Subsidiaries;

          (k)   Liens arising from precautionary uniform commercial code financing statements (or similar filings under applicable law) filed under any lease entered into in the Ordinary Course of Business;

          (l)    licenses, sublicenses, leases or subleases granted to third parties in the Ordinary Course of Business not interfering in any material respect with the business of the Credit Parties or any of their Subsidiaries;

          (m)  Liens in favor of collecting banks arising under Section 4-210 of the UCC;

          (n)   Liens (including the right of set-off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits;

          (o)   Liens arising out of conditional sale, title retention, consignment or similar arrangements (and any precautionary Uniform Commercial Code financing statements made in connection therewith) for the sale of goods entered into by any Credit Party or any of their Subsidiaries in the Ordinary Course of Business;

          (p)   Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

          (q)   licenses of Intellectual Property granted by the Credit Parties or any of their Subsidiaries in the Ordinary Course of Business and not interfering in any material respect with the ordinary conduct of business of the Credit Parties and their Subsidiaries;

          (r)   Liens securing Indebtedness of any Foreign Subsidiary incurred pursuant to Section 5.5(f); provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to the property (or Equity Interests) of the Foreign Subsidiary incurring such Indebtedness; provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Equity Interests constituting Collateral, other than Liens granted pursuant to the Collateral Documents; and

          (s)   Liens (i) on advances of cash or Cash Equivalents in favor of the seller of any property to be acquired in any Permitted Acquisition or any other Investment permitted by this Agreement to be applied against the purchase price for such Permitted Acquisition or Investment, (ii) consisting of an agreement to dispose of any property in a permitted Disposition and (iii) on earnest money deposits of cash or Cash Equivalents made by the Credit Parties or any of their Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder.

        5.2    Disposition of Assets.    No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any Property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:

          (a)   dispositions of inventory, or used, obsolete, worn-out or surplus equipment or any equipment no longer useful in the conduct of the business of the Credit Parties and their Subsidiaries taken as a whole, all in the Ordinary Course of Business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Credit Parties and their Subsidiaries taken as a whole;

          (b)   dispositions not otherwise permitted hereunder which are made for fair market value and the mandatory prepayment in the amount of the Net Proceeds of such disposition is made if and to the extent required by Section 1.8; provided, that (i) at the time of any disposition, no Event of Default shall exist or shall result from such disposition, (ii) not less than 80% of the aggregate sales price from such disposition shall be paid in cash, (iii) the aggregate fair market value of all assets so sold by the Credit Parties and their Subsidiaries, together, shall not exceed in any fiscal year $5,000,000 and (iv) after giving effect to such disposition, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent quarter for which financial statements have been delivered;

          (c)   dispositions of Cash Equivalents;

          (d)   licenses, sublicenses, leases or subleases granted to third parties in the Ordinary Course of Business not interfering in any material respect with the business of the Credit Parties or any of their Subsidiaries;

          (e)   mergers and consolidations in compliance with Section 5.3;

          (f)    Investments in compliance with Section 5.4;

          (g)   any Subsidiary of a Credit Party may dispose of any or all of its assets to Borrower or any Credit Party;

          (h)   any Subsidiary of a Credit Party (that is not a Credit Party) may dispose of any or all of its assets to another Subsidiary of a Credit Party (that is not a Credit Party);

          (i)    the disposition of Property as a result of an Event of Loss;

          (j)    dispositions of accounts receivable in connection with the collection or compromise thereof in the Ordinary Course of Business in an amount not to exceed $500,000 in the aggregate during the term of this Agreement; and

          (k)   dispositions of tangible property, in an amount not to exceed $1,000,000 in the aggregate during the term of this Agreement, to the extent that such property is exchanged for credit against the purchase price of similar replacement property of reasonably equivalent value and Agent has a valid lien and security interest in such replacement property.

        To the extent the Required Lenders waive the provisions of this Section 5.2 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 5.2, such Collateral (unless sold to a Credit Party) shall be sold free and clear of the Liens created by the Collateral Documents, and the Agent shall take all actions they deem appropriate in order to effect the foregoing.

        5.3    Consolidations and Mergers.    No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except upon not less than five (5) Business Days prior written notice to the Agent:

          (a)   any Subsidiary of the Borrower may merge with, or dissolve or liquidate into, the Borrower or a Wholly-Owned Subsidiary of the Borrower which is a Domestic Subsidiary, provided that the Borrower or such Wholly-Owned Subsidiary which is a Domestic Subsidiary, as applicable, shall be the continuing or surviving entity;

          (b)   any Foreign Subsidiary of the Borrower may merge with or dissolve or liquidate into another Foreign Subsidiary of the Borrower provided if a First Tier Foreign Subsidiary is a constituent entity in such merger, dissolution or liquidation, such First Tier Foreign Subsidiary shall be the continuing or surviving entity;

          (c)   dispositions in compliance with Section 5.2; and

          (d)   a merger or consolidation in connection with a Permitted Acquisition permitted under Section 5.4(h), so long as the Borrower or another Credit Party is the surviving entity in such merger or consolidation.

        To the extent the Required Lenders waive the provisions of this Section 5.3 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 5.3, such Collateral (unless sold to a Credit Party) shall be sold free and clear of the Liens created by the Collateral Documents, and the Agent shall take all actions they deem appropriate in order to effect the foregoing.

        5.4    Loans and Investments.    No Credit Party shall and no Credit Party shall suffer or permit any of its Subsidiaries to (i) purchase or acquire, or make any commitment to purchase or acquire any Stock or Stock Equivalents, or any obligations or other securities of, or any interest in, any Person, or (ii) make or commit to make any Acquisitions, or any other acquisition of all or substantially all of the assets of another Person, or of any business or division of any Person, including without limitation, by way of merger, consolidation or other combination or (iii) make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person (the items described in clauses (i), (ii) and (iii) are referred to as "Investments"), except for:

          (a)   Investments in cash and Cash Equivalents;

          (b)   extensions of credit by (i) any Credit Party to any other Credit Party, (ii) the Borrower or any Domestic Subsidiary of the Borrower to Foreign Subsidiaries of the Borrower not to exceed $10,000,000 in the aggregate at any time outstanding for all such extensions of credit provided, if the extensions of credit described in foregoing clauses (i) and (ii) are evidenced by notes, such notes shall be pledged and delivered to the Agent, for the benefit of the Agent and Lenders, and have such terms as the Agent may reasonably require and (iii) a Foreign Subsidiary of the Borrower to another Foreign Subsidiary of the Borrower;

          (c)   loans and advances to directors, employees and officers in the Ordinary Course of Business not to exceed $1,000,000 in the aggregate at any time outstanding;

          (d)   Investments received as the non-cash portion of consideration received in connection with transactions permitted pursuant to Section 5.2;

          (e)   Investments in trade creditors, or customers, suppliers or account debtors acquired in connection with the full or partial settlement of delinquent accounts in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of trade creditors, suppliers, customers or account debtors; and

          (f)    Investments consisting of loans made by Borrower to officers, directors and employees which are used by such Persons to purchase simultaneously Stock or Stock Equivalents of Borrower not to exceed $1,000,000 in the aggregate at any time outstanding;

          (g)   Investments existing on the Closing Date and set forth on Schedule 5.4;

          (h)   Permitted Acquisitions;

          (i)    the Credit Parties and their Subsidiaries may (i) endorse negotiable instruments held for collection in the Ordinary Course of Business or (ii) make lease, utility and other similar deposits in the Ordinary Course of Business;

          (j)    obligations with respect to Rate Contracts incurred pursuant to Section 5.9(b);

          (k)   Investments (other than extensions of credit) (i) by the Borrower in any Subsidiary of the Borrower that is a Credit Party and (ii) by a Subsidiary of the Borrower that is a Credit Party in the Borrower or another Subsidiary of the Borrower that is a Credit Party; and

          (l)    Investments consisting of Indebtedness, Liens, Sale and Leaseback Transactions, mergers and consolidations, dispositions of Property and Restricted Payments permitted under Section 5.5, 5.1, 5.19, 5.3, 5.2 and 5.11, respectively.

        5.5    Limitation on Indebtedness.    No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

          (a)   Indebtedness incurred pursuant to this Agreement;

          (b)   Indebtedness consisting of Contingent Obligations described in clause (i) of the definition thereof and permitted pursuant to Section 5.9;

          (c)   Indebtedness existing on the Closing Date and set forth in Schedule 5.5 including modifications, extensions, refinancings, refundings and renewals thereof which do not increase the principal amount of such Indebtedness as of the date of such modifications, extension, refinancing, refunding or renewal except by an amount equal to any premium or other similar amount paid, and fees and expenses incurred in connection with such modification, extension, refinancing, refunding or renewal and by an amount equal to any existing commitments unutilized thereunder;

          (d)   Indebtedness not to exceed $10,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations (and modifications, refinancings, refundings, renewals or extensions thereof) or secured by Liens permitted by subsection 5.1(h);

          (e)   unsecured intercompany Indebtedness permitted pursuant to subsection 5.4(b) and Section 5.6;

          (f)    unsecured or secured indebtedness of Borrower's Foreign Subsidiaries for borrowed money not in excess at any particular date of the aggregate amount of $10,000,000, which indebtedness shall be used for the working capital, acquisitions and liquidity needs of such Foreign Subsidiaries; and

          (g)   other unsecured Indebtedness not exceeding in the aggregate at any time outstanding $1,000,000;

          (h)   Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the Ordinary Course of Business; provided, however, that such Indebtedness is extinguished within two Business Days of incurrence;

          (i)    cash management obligations and other Indebtedness in respect of netting services and similar arrangements in each case in connection with cash management and deposit accounts;

          (j)    Subordinated Indebtedness of the Borrower in an aggregate amount not to exceed $30,000,000 at any time outstanding;

          (k)   Indebtedness consisting of the financing of insurance premiums in the Ordinary Course of Business; and

          (l)    Indebtedness in an aggregate amount not to exceed $500,000 at any time outstanding consisting of take-or-pay obligations contained in supply agreements in the Ordinary Course of Business.

        5.6    Transactions with Affiliates.    No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of the Borrower or of any such Subsidiary, except:

          (a)   as expressly permitted by this Agreement;

          (b)   in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Credit Party or such Subsidiary provided that, in the case of this clause (b), upon fair and reasonable terms no less favorable to such Credit Party or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of the Borrower or such Subsidiary and which are disclosed in writing to the Agent;

          (c)   Restricted Payments permitted by Section 5.11;

          (d)   Investments permitted by Section 5.4;

          (e)   intercompany Indebtedness permitted pursuant to subsection 5.5(e); and

          (f)    the transactions in existence on the Closing Date and set forth on Schedule 5.9.

        5.7    Management Fees and Compensation.    No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, pay any management, consulting or similar fees to any Affiliate of any Credit Party or to any officer, director or employee of any Credit Party or any Affiliate of any Credit Party except:

          (a)   payment of reasonable compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements to officers and employees for actual services rendered to the Credit Parties and their Subsidiaries in the Ordinary Course of Business;

          (b)   reimbursement of actual out-of-pocket expenses incurred in connection with attending board of director meetings and payment of directors' fees not to exceed in the aggregate, with respect to all such items, $100,000 in cash in any fiscal year of the Borrower or otherwise paid in the form of Stock or Stock Equivalents;

        5.8    Use of Proceeds.    No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, use any portion of the Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Credit Party or others incurred to purchase or carry Margin Stock or otherwise in violation of this Agreement.

        5.9    Contingent Obligations.    No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except:

          (a)   endorsements for collection or deposit in the Ordinary Course of Business;

          (b)   Rate Contracts entered into in the Ordinary Course of Business for bona fide hedging purposes and not for speculation;

          (c)   Contingent Obligations of the Credit Parties and their Subsidiaries existing as of the Closing Date and listed in Schedule 5.9, including modifications, extensions and renewals thereof which do not increase the amount of such Contingent Obligations as of the date of such modification, extension or renewal except by an amount equal to any premium or other similar amount paid, and fees and expenses incurred in connection with such modification, extension or renewal or as otherwise permitted pursuant to Section 5.9;

          (d)   Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds, workers' compensation claims, self insurance obligations, bankers acceptances and other similar obligations;

          (e)   Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to the Agent title insurance policies;

          (f)    Contingent Obligations arising with respect to customary indemnification obligations, purchase price adjustments, earnouts and similar obligations (i) in favor of sellers in connection with Acquisitions permitted hereunder, (ii) in favor of purchasers in connection with dispositions permitted under subsection 5.2 and (iii) in connection with Investments permitted hereunder;

          (g)   Contingent Obligations arising under Letters of Credit;

          (h)   Contingent Obligations arising under guarantees made in the Ordinary Course of Business of obligations of any Credit Party, which obligations are otherwise permitted hereunder; provided that if such obligation is subordinated to the Obligations, such guarantee shall be subordinated to the same extent;

          (i)    Contingent Obligations in respect of Indebtedness otherwise permitted under Section 5.5;

          (j)    Contingent Obligations incurred by any Credit Party with respect to operating leases and other obligations of any Credit Party that do not constitute Indebtedness entered into in the Ordinary Course of Business; and

          (k)   other Contingent Obligations not exceeding $100,000 in the aggregate at any time outstanding.

        5.10    Compliance with ERISA.    No ERISA Affiliate shall cause or suffer to exist (a) any event that could result in the imposition of a Lien on any material asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Benefit Plan, (b) any other ERISA Event, that would, in the aggregate, have a Material Adverse Effect or (c) any event that could result in the imposition of a Lien on any material asset of a Credit Party or a Subsidiary of a Credit Party with respect to any Benefit Plan.

        5.11    Restricted Payments.    No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding or (iii) make any payment or prepayment of principal of, premium, if any, interest, fees, redemption, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, Subordinated Indebtedness (the items described in clauses (i), (ii) and (iii) above are referred to as "Restricted Payments"); except that any Wholly-Owned Subsidiary of the Borrower may declare and pay dividends to the Borrower or any Wholly-Owned Subsidiary of the Borrower, and except that:

          (a)   Borrower may declare and make dividend payments or other distributions payable solely in its Stock or Stock Equivalents;

          (b)   Borrower may declare and make cash dividend payments or other cash distributions provided all of the following conditions are satisfied:

            (i)    no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

            (ii)   after giving effect to such Restricted Payment, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI and the Fixed Charge Coverage Ratio for the Credit Parties shall be not less than 2.00 to 1.0 on a pro forma basis, in each case, recomputed for the most recent quarter for which financial statements have been delivered;

            (iii)  the aggregate Restricted Payments under this Section 5.11(b) permitted in any fiscal year of the Borrower shall not exceed $5,000,000; and

            (iv)  after giving effect to such Restricted Payment, Availability is not less than $15,000,000.

          (c)   the Borrower may redeem from officers, directors and employees Stock and Stock Equivalents provided all of the following conditions are satisfied:

            (i)    no Default or Event of Default has occurred and is continuing or would arise as a result of such Restricted Payment;

            (ii)   after giving effect to such Restricted Payment, the Credit Parties are in compliance on a pro forma basis with the covenants set forth in Article VI, recomputed for the most recent quarter for which financial statements have been delivered;

            (iii)  the aggregate Restricted Payments under this Section 5.11(c) permitted (x) in any fiscal year of the Borrower shall not exceed $500,000 and (y) during the term of this Agreement shall not exceed $1,000,000; and

            (iv)  after giving effect to such Restricted Payment, Availability is not less than $5,000,000.

        5.12    Change in Business.    No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in any material line of business substantially different from those lines of business carried on by it on the date hereof (or which are similar, reasonably related, incidental, ancillary or complementary thereto or are reasonable extensions thereof).

        5.13    Change in Structure.    Except as expressly permitted under Section 5.3 or solely with respect to Borrower in connection with an initial public offering of the Stock of the Borrower, no Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, make any material changes in its equity capital structure (including in the terms of its outstanding Stock or Stock Equivalents), or amend any of its Organization Documents in any material respect or in any respect adverse to the Agent or Lenders.

        5.14    Accounting Changes.    No Credit Party shall, and no Credit Party shall suffer or permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or otherwise permitted by GAAP, or change the fiscal year or method for determining fiscal quarters of any Credit Party or of any consolidated Subsidiary of any Credit Party.

        5.15    Amendments to Subordinated Indebtedness.    The Borrower shall not, and shall not permit any of its Subsidiaries directly or indirectly to, change or amend the terms of any Subordinated Indebtedness if the effect of such amendment is to: (A) increase the interest rate on such Indebtedness; (B) change (to earlier dates) the dates upon which payments of principal or interest are due on such Indebtedness; (C) add or change in a manner adverse to the Borrower any event of default or add or make more restrictive any covenant with respect to such Indebtedness; (D) change in a manner adverse to the Borrower the prepayment provisions of such Indebtedness; (E) change the subordination provisions thereof (or the subordination terms of any guaranty thereof); or (F) change or amend any other term if such change or amendment would materially increase the obligations of the obligor or confer additional material rights on the holder of such Indebtedness in a manner adverse to the Borrower, any of its Subsidiaries, the Agent or Lenders.

        5.16    No Negative Pledges.    No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, directly or indirectly, (a) create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any such Subsidiary to pay dividends or make any other distribution on any of such Subsidiary's Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to the Borrower or any of its Subsidiaries, (b) enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Agent, whether now owned or hereafter acquired except in connection with (1) any document or instrument governing Liens permitted pursuant to subsections 5.1(h) and (i) provided that any such restriction contained therein relates only to the asset or assets subject to such permitted Liens (2) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Obligations; and (3) any prohibition or limitation that (A) exists pursuant to applicable Requirements of Law, (B) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 5.2 pending the consummation of such sale, (C) restricts subletting or assignment of any lease governing a leasehold interest of any Credit Party, (D) exists in any agreement in effect at the time such Credit Party becomes a Credit Party, so long as such agreement was not entered into in contemplation of such person becoming a Credit Party or (E) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (2) or (3)(D); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing..

        5.17    OFAC.    No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to (i) become a person whose property or interests in property are blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079(2001), (ii) engage in any dealings or transactions prohibited by Section 2 of such executive order, or be otherwise associated with any such person in any manner violative of Section 2, or (iii) otherwise become a person on the list of Specially Designated Nationals and Blocked Persons or subject to the limitations or prohibitions under any other OFAC regulation or executive order.

        5.18    Press Release and Related Matters.    No Credit Party shall, and no Credit Party shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Credit Party) using the name, logo or otherwise referring to GE Capital or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which the Agent is party without the prior consent of GE Capital (such consent not to be unreasonably withheld or delayed) except to the extent required to do so under applicable Requirements of Law. Any Credit Party that is required pursuant to any applicable Requirements of Law to disclose any such information shall promptly notify Agent of such disclosure to the extent permitted by applicable law.

        5.19    Sale-Leasebacks.    No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets unless (i) the sale of such assets is permitted by Section 5.2 and (ii) any Liens arising in connection therewith are permitted by Section 5.1.

        5.20    Hazardous Materials.    No Credit Party shall, and no Credit Party shall permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at, to or from any real property owned, leased, subleased or otherwise operated or occupied by any Credit Party or any Subsidiary of any Credit Party that would violate any Environmental Law, form the basis for any Environmental Liabilities or otherwise adversely affect the value or marketability of any real property (whether or not owned by any Credit Party or any Subsidiary of any Credit Party), other than such violations, Environmental Liabilities and effects that would not, in the aggregate, have a Material Adverse Effect.

        5.21    Operating Leases.    The Credit Parties shall not enter into any operating leases if the aggregate of all rents and other lease payments payable by the Credit Parties under operating leases would exceed $15,000,000 per year.

ARTICLE VI.
FINANCIAL COVENANTS

        Each Credit Party covenants and agrees that, so long as any Lender shall have any Revolving Loan Commitment hereunder, or any Loan or other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

        6.1    Capital Expenditures.    The Borrower and its Subsidiaries shall not make or commit to make Capital Expenditures for any fiscal year (or shorter period) set forth below in excess of the amount set forth in the table below (the "Capital Expenditure Limitation") with respect to such fiscal year (or shorter period):

Fiscal Period	Capital Expenditure Limitation
Fiscal year ended December 31, 2008	$25,000,000
Fiscal year ended December 31, 2009	$30,000,000
Fiscal year ended December 31, 2010 and each fiscal year thereafter	$35,000,000

; provided, however, in the event the Borrower and its Subsidiaries do not expend the entire Capital Expenditure Limitation in any fiscal year, the Borrower and its Subsidiaries may carry forward to the immediately succeeding fiscal year (but only to the immediately succeeding fiscal year) 100% of the unutilized portion. All Capital Expenditures shall first be applied to reduce the applicable Capital Expenditure Limitation and then to reduce the carry-forward from the previous fiscal year, if any. Notwithstanding the foregoing, if Borrower and its Subsidiaries do not generate EBITDA in amounts equal to or greater than the amounts set forth below for the fiscal years set forth below, the Capital Expenditure Limitation shall be $25,000,000 for the immediately succeeding fiscal year:

Fiscal Period	Minimum EBITDA
Fiscal year ended December 31, 2008	$43,089,050
Fiscal year ended December 31, 2009	$53,260,150
Fiscal year ended December 31, 2010	$71,787,600
Fiscal year ended December 31, 2011	$95,835,800

        6.2    Senior Leverage Ratio.    The Credit Parties shall not permit the Senior Leverage Ratio for the twelve month period ending on any date set forth below to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Senior Leverage Ratio
March 31, 2008 and the last day of each fiscal quarter thereafter	2.00 to 1.00

        6.3    Total Leverage Ratio.    The Credit Parties shall not permit the Total Leverage Ratio for the twelve month period ending on any date set forth below to be greater than the maximum ratio set forth in the table below opposite such date:

Date	Maximum Total Leverage Ratio
March 31, 2008 and the last day of each fiscal quarter thereafter	2.50 to 1.00

        6.4    Fixed Charge Coverage Ratio.    The Credit Parties shall not permit the Fixed Charge Coverage Ratio for the twelve month period (or shorter period referenced below) ending on any date set forth below to be less than the minimum ratio set forth in the table below opposite such date:

Date	Minimum Fixed Charge Ratio
March 31, 2008 (for the nine month period then ended)	1.20 to 1.00
June 30, 2008 and the last day of each fiscal quarter thereafter	1.20 to 1.00

ARTICLE VII.
EVENTS OF DEFAULT

        7.1    Event of Default.    Any of the following shall constitute an "Event of Default":

          (a)   Non-Payment.    Any Credit Party fails (i) to pay when and as required to be paid herein, any amount of principal of any Loan, including after maturity of the Loans, or to pay any L/C Reimbursement Obligation or (ii) to pay within three (3) Business Days after the same shall become due, interest on any Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document; or

          (b)   Representation or Warranty.    Any representation, warranty or certification by or on behalf of any Credit Party or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

          (c)   Specific Defaults.    Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Sections 4.1, 4.2(b), 4.2(d), 4.3(a), 4.6, 4.9, Article V or Article VI hereof; or

          (d)   Other Defaults.    Any Credit Party or Subsidiary of any Credit Party fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document (other than as provided in subsection 7.1(c)), and such default shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) the date upon which a Responsible Officer of any Credit Party becomes aware of such default and (ii) the date upon which written notice thereof is given to the Borrower by the Agent or Required Lenders; or

          (e)   Cross-Default.    Any Credit Party or any Subsidiary of any Credit Party (i) fails to make any payment in respect of any Indebtedness (other than the Obligations) or Contingent Obligation having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $3,500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; or (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or

          (f)    Insolvency; Voluntary Proceedings.    The Borrower, individually, ceases or fails, or the Credit Parties and their Subsidiaries on a consolidated basis, cease or fail, to be Solvent, or any Credit Party or any Subsidiary of any Credit Party: (i) generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or

          (g)   Involuntary Proceedings.    (i) Any involuntary Insolvency Proceeding is commenced or filed against any Credit Party or any Subsidiary of any Credit Party, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of any such Person's Properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within sixty (60) days after commencement, filing or levy; (ii) any Credit Party or any Subsidiary of any Credit Party admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) any Credit Party or any Subsidiary of any Credit Party acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its Property or business; or

          (h)   Monetary Judgments.    One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Credit Parties or any of their respective Subsidiaries involving in the aggregate a liability (to the extent not covered by independent third-party insurance) as to any single or related series of transactions, incidents or conditions, of $2,500,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof but in any event not later than five (5) days prior to the date of any proposed sale thereunder; or

          (i)    Non-Monetary Judgments.    One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Credit Parties or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of twenty (20) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

          (j)    Collateral.    Any material provision of any Loan Document shall for any reason cease to be valid and binding on or enforceable against any Credit Party or any Subsidiary of any Credit Party party thereto or any Credit Party or any Subsidiary of any Credit Party shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral (other than Collateral not exceeding $100,000 in the aggregate after the date of this Agreement) purported to be covered thereby or such security interest shall for any reason (other than the failure of the Agent to take any action within its control) cease to be a perfected and first priority security interest subject only to Permitted Liens; or

          (k)   Change of Control.    The occurrence of a Change of Control.

        7.2    Remedies.    Upon the occurrence and during the continuance of any Event of Default, the Agent may, and shall at the request of the Required Lenders:

          (a)   declare all or any portion of the Revolving Loan Commitment of each Lender to make Loans or of the L/C Issuer to issue Letters of Credit to be terminated, whereupon such Revolving Loan Commitments shall forthwith be terminated;

          (b)   declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Credit Party; and/or

          (c)   exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any Event of Default specified in subsections 7.1(f) or 7.1(g) above (in the case of clause (i) of subsection 7.1(g) upon the expiration of the sixty (60) day period mentioned therein), the obligation of each Lender to make Loans and the obligation of the L/C Issuer to issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, any Lender or the L/C Issuer.

        7.3    Rights Not Exclusive.    The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

        7.4    Cash Collateral for Letters of Credit.    If an Event of Default has occurred and is continuing or this Agreement (or the Revolving Loan Commitment) shall be terminated for any reason, then the Agent may, and upon request of Required Lenders, shall, demand (which demand shall be deemed to have been delivered automatically upon any acceleration of the Loans and other obligations hereunder pursuant to Section 7.2 hereof), and the Borrower shall thereupon deliver to the Agent, to be held for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, an amount of cash equal to 105% of the amount of Letter of Credit Obligations as additional collateral security for Obligations in respect of any outstanding Letter of Credit. The Agent may at any time apply any or all of such cash and cash collateral to the payment of any or all of the Credit Parties' Obligations in respect of any Letters of Credit. Pending such application, the Agent may (but shall not be obligated to) invest the same in an interest bearing account in the Agent's name, for the benefit of the L/C Issuer, Agent and the Lenders entitled thereto, under which deposits are available for immediate withdrawal, at such bank or financial institution as the L/C Issuer and Agent may, in their discretion, select.

ARTICLE VIII.
THE AGENT

        8.1    Appointment and Duties.

          (a)   Appointment of Agent.    Each Lender and each L/C Issuer hereby appoints GE Capital (together with any successor Agent pursuant to Section 8.9) as the Agent hereunder and authorizes the Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Credit Party, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Agent under such Loan Documents and (iii) exercise such powers as are reasonably incidental thereto.

          (b)   Duties as Collateral and Disbursing Agent.    Without limiting the generality of clause (a) above, the Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders and L/C Issuers), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders and the L/C Issuers with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Loan Document to any Lender or L/C Issuer is hereby authorized to make such payment to the Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Lenders and L/C Issuers with respect to any Obligation in any proceeding described in subsection 7.1(g) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Lender and L/C Issuer for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Agent, the Lenders and L/C Issuers with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise and (vii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Agent hereby appoints, authorizes and directs each Lender and L/C Issuer to act as collateral sub-agent for the Agent, the Lenders and the L/C Issuers for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Credit Party with, and cash and Cash Equivalents held by, such Lender or L/C Issuer, and may further authorize and direct the Lenders and the L/C Issuers to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Agent, and each Lender and L/C Issuer hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

          (c)   Limited Duties.    Under the Loan Documents, the Agent (i) is acting solely on behalf of the Lenders and the L/C Issuers (except to the limited extent provided in subsection 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term "Agent", the terms "agent", "Agent" and "collateral agent" and similar terms in any Loan Document to refer to the Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Lender, L/C Issuer or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Lender and L/C Issuer hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

        8.2    Binding Effect.    Each Lender and each L/C Issuer agrees that (i) any action taken by the Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Lenders) in accordance with the provisions of the Loan Documents, (ii) any action taken by the Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (iii) the exercise by the Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and L/C Issuers.

        8.3    Use of Discretion.

          (a)   No Action without Instructions.    The Agent shall not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Loan Document or (ii) pursuant to instructions from the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders).

          (b)   Right Not to Follow Certain Instructions.    Notwithstanding clause (a) above, the Agent shall not be required to take, or to omit to take, any action (i) unless, upon demand, the Agent receives an indemnification satisfactory to it from the Lenders (or, to the extent applicable and acceptable to the Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any Related Person thereof or (ii) that is, in the opinion of the Agent or its counsel, contrary to any Loan Document or applicable Requirement of Law.

        8.4    Delegation of Rights and Duties.    The Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Lender or L/C Issuer). Any such Person shall benefit from this Article VIII to the extent provided by the Agent.

        8.5    Reliance and Liability.

          (a)   The Agent may, without incurring any liability hereunder, (i) treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 9.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Credit Party) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

          (b)   None of the Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Lender and L/C Issuer hereby waive and shall not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein. Without limiting the foregoing, the Agent:

            (i)    shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Agent, when acting on behalf of the Agent);

            (ii)   shall not be responsible to any Lender, L/C Issuer or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

            (iii)  makes no warranty or representation, and shall not be responsible, to any Lender, L/C Issuer or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Credit Party or any Related Person of any Credit Party in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Credit Party, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Lenders) omitted to be transmitted by the Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agent in connection with the Loan Documents; and

            (iv)  shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Credit Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower, any Lender or L/C Issuer describing such Default or Event of Default clearly labeled "notice of default" (in which case the Agent shall promptly give notice of such receipt to all Lenders);

  and, for each of the items set forth in clauses (i) through (iv) above, each Lender and L/C Issuer hereby waives and agrees not to assert any right, claim or cause of action it might have against the Agent based thereon.

        8.6    Agent Individually.    The Agent and its Affiliates may make loans and other extensions of credit to, acquire Stock and Stock Equivalents of, engage in any kind of business with, any Credit Party or Affiliate thereof as though it were not acting as Agent and may receive separate fees and other payments therefor. To the extent the Agent or any of its Affiliates makes any Loan or otherwise becomes a Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Lender and the terms "Lender", "Lender", "Required Lender" and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Agent or such Affiliate, as the case may be, in its individual capacity as Lender, Lender or as one of the Required Lenders, respectively.

        8.7    Lender Credit Decision.    Each Lender and each L/C Issuer acknowledges that it shall, independently and without reliance upon the Agent, any Lender or L/C Issuer or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Loans) solely or in part because such document was transmitted by the Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Credit Party and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate. Except for documents expressly required by any Loan Document to be transmitted by the Agent to the Lenders or L/C Issuers, the Agent shall not have any duty or responsibility to provide any Lender or L/C Issuer with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Credit Party or any Affiliate of any Credit Party that may come in to the possession of the Agent or any of its Related Persons.

        8.8    Expenses; Indemnities.

          (a)   Each Lender agrees to reimburse the Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party) promptly upon demand, severably and ratably, of any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes paid in the name of, or on behalf of, any Credit Party) that may be incurred by the Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding or otherwise) of, or legal advice in respect of its rights or responsibilities under, any Loan Document.

          (b)   Each Lender further agrees to indemnify the Agent and each of its Related Persons (to the extent not reimbursed by any Credit Party), severably and ratably, from and against Liabilities (including taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to on or for the account of any Lender) that may be imposed on, incurred by or asserted against the Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Agent or any of its Related Persons under or with respect to any of the foregoing; provided, however, that no Lender shall be liable to the Agent or any of its Related Persons to the extent such liability has resulted primarily from the gross negligence or willful misconduct of the Agent or, as the case may be, such Related Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

        8.9    Resignation of Agent or L/C Issuer.

          (a)   The Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective. If the Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Agent. If, within 30 days after the retiring Agent having given notice of resignation, no successor Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent from among the Lenders. Each appointment under this clause (a) shall be subject to the prior consent of the Borrower, which may not be unreasonably withheld but shall not be required during the continuance of a Default.

          (b)   Effective immediately upon its resignation, (i) the retiring Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Lenders shall assume and perform all of the duties of the Agent until a successor Agent shall have accepted a valid appointment hereunder, (iii) the retiring Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Agent was, or because such Agent had been, validly acting as Agent under the Loan Documents and (iv) subject to its rights under Section 8.3, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. Effective immediately upon its acceptance of a valid appointment as Agent, a successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent under the Loan Documents.

          (c)   Any L/C Issuer may resign at any time by delivering notice of such resignation to the Agent, effective on the date set forth in such notice or, if no such date is set forth therein, on the date such notice shall be effective. Upon such resignation, the L/C Issuer shall remain an L/C Issuer and shall retain its rights and obligations in its capacity as such (other than any obligation to Issue Letters of Credit but including the right to receive fees or to have Lenders participate in any L/C Reimbursement Obligation thereof) with respect to Letters of Credit issued by such L/C Issuer prior to the date of such resignation and shall otherwise be discharged from all other duties and obligations under the Loan Documents.

        8.10    Release of Collateral or Guarantors.    Each Lender and L/C Issuer hereby consents to the release and hereby directs the Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

          (a)   any Subsidiary of the Borrower from its guaranty of any Obligation if all of the Stock and Stock Equivalents of such Subsidiary owned by any Credit Party are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to Section 4.13; and

          (b)   any Lien held by the Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Credit Party in a transaction permitted by the Loan Documents (including pursuant to a valid waiver or consent), to the extent all Liens required to be granted in such Collateral pursuant to Section 4.13 after giving effect to such transaction have been granted, (ii) any property subject to a Lien permitted hereunder in reliance upon subsection 5.1(h) or (i) and (iii) all of the Collateral and all Credit Parties, upon (A) termination of the Revolving Loan Commitments, (B) payment and satisfaction in full of all Loans, all L/C Reimbursement Obligations and all other Obligations under the Loan Documents and all Obligations under Secured Rate Contracts that the Agent has theretofore been notified in writing by the holder of such Obligation are then due and payable, (C) deposit of cash collateral with respect to all Contingent Obligations (or, in the case of any Letter of Credit Obligation, receipt by Agent of a back-up letter of credit), in amounts and on terms and conditions and with parties satisfactory to the Agent and each Indemnitee that is owed such Obligations and (D) to the extent requested by the Agent, receipt by Agent, the Lenders and the L/C Issuers of liability releases from the Credit Parties each in form and substance acceptable to the Agent.

Each Lender and L/C Issuer hereby directs the Agent, and the Agent hereby agrees, upon receipt of reasonable advance notice from the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.10.

        8.11    Co-Documentation Agent.    Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Co-Documentation Agent shall not have any duties or responsibilities, nor shall the Co-Documentation Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Co-Documentation Agent.

ARTICLE IX.
MISCELLANEOUS

        9.1    Amendments and Waivers.

          (a)   No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Credit Party therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders, the Borrower and acknowledged by the Agent, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders directly affected thereby, the Borrower and acknowledged by the Agent, do any of the following:

            (i)    increase or extend the Revolving Loan Commitment of any Lender or the Aggregate Revolving Loan Commitment, which actions shall be deemed to affect all Lenders (or reinstate any Revolving Loan Commitment terminated pursuant to subsection 7.2(a)) other than increases or extensions otherwise permitted by Section 1.12 hereof;

            (ii)   postpone or delay any date fixed for, or waive, any scheduled installment of principal or any payment of interest, fees or other amounts due to the Lenders (or any of them) or L/C Issuer hereunder or under any other Loan Document;

            (iii)  reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on any Loan, or of any fees or other amounts payable hereunder or under any other Loan Document, including L/C Reimbursement Obligations;

            (iv)  change the percentage of the Revolving Loan Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for the Lenders or any of them to take any action hereunder;

            (v)   amend this Section 9.1 or the definition of Required Lenders or any provision providing for consent or other action by all Lenders; or

            (vi)  discharge any Credit Party from its respective payment Obligations under the Loan Documents, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

    it being agreed that all Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv), (v) and (vi).

          (b)   No amendment, waiver or consent shall, unless in writing and signed by the Agent, the Swingline Lender or the L/C Issuer, as the case may be, in addition to the Required Lenders, all Lenders directly affected thereby or all the Lenders, as the case may be, affect the rights or duties of the Agent, the Swingline Lender or the L/C Issuer, as applicable, under this Agreement or any other Loan Document.

          (c)   No amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of Obligations arising under Secured Rate Contracts resulting in such Obligations being junior in right of payment to principal of the Loans or altering the secured nature of any Obligations owing to any Secured Swap Provider (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Secured Swap Provider, shall be effective without the written consent of such Secured Swap Provider or GE Capital in the case of a Secured Rate Contract provided by GE Capital or an Affiliate of GE Capital.

          (d)   No amendment, modification, waiver or consent shall, unless in writing and signed by the Agent, Co-Documentation Agent and the Required Lenders, (i) amend, modify, waive, or consent to non-compliance with, any provisions (or related definitions) of Article VI, or (ii) amend or modify the definitions of Maximum Revolving Loan Balance or Leverage Multiple.

        9.2    Notices.

          (a)   Addresses.    All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and (i) addressed to the address set forth on the applicable signature page hereto, (ii) posted to Intralinks® (to the extent such system is available and set up by or at the direction of the Agent prior to posting) in an appropriate location by uploading such notice, demand, request, direction or other communication to the account manager, faxing it to (678) 320-8902 with an appropriate bar-code fax coversheet or using such other means of posting to Intralinks® as may be available and reasonably acceptable to the Agent prior to such posting, (iii) posted to any other E-System set up by or at the direction of Agent or (iv) addressed to such other address as shall be notified in writing (A) in the case of the Borrower, the Agent and the Swingline Lender, to the other parties hereto and (B) in the case of all other parties, to the Borrower and the Agent.

  Transmission by electronic mail (including E-Fax, even if transmitted to the fax numbers set forth above) shall not be sufficient or effective to transmit any such notice under this clause (a).

          (b)   Effectiveness.    All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, 1 Business Day after delivery to such courier service, (iii) if delivered by mail, 5 Business Days after deposited in the mail, (iv) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) or (a)(iii) above), upon sender's receipt of confirmation of proper transmission, and (v) if delivered by posting to any E-System, on the later of the date of such posting and the date access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to Agent pursuant to Article I shall be effective until received by Agent.

          (c)   Each Lender shall notify the Agent in writing of any changes in the address to which notices to such Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.

        9.3    Electronic Transmissions.

          (a)   Authorization.    Subject to the provisions of Section 9.2(a), each of Agent, Lenders, each Credit Party and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. Each party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

          (b)   Signatures.    Subject to the provisions of Section 9.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (B) each E-Signature on any such posting shall be deemed sufficient to satisfy any requirement for a "signature" and (C) each such posting shall be deemed sufficient to satisfy any requirement for a "writing", in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which Agent, each Lender and each Credit Party may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party's or beneficiary's right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

          (c)    Separate Agreements.    All uses of an E-System shall be governed by and subject to, in addition to Section 9.2 and this Section 9.3, separate terms and conditions posted or referenced in such E-System and related Contractual Obligations executed by Agent and Credit Parties in connection with the use of such E-System.

          (d)    LIMITATION OF LIABILITY.    ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED "AS IS" AND "AS AVAILABLE". NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each of Borrower, each other Credit Party executing this Agreement and each Lender agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

        9.4    No Waiver; Cumulative Remedies.    No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No course of dealing between any Credit Party, any Affiliate of any Credit Party, the Agent or any Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

        9.5    Costs and Expenses.    Any action taken by any Credit Party under or with respect to any Loan Document, even if required under any Loan Document or at the request of Agent or Required Lenders, shall be at the expense of such Credit Party, and neither Agent nor any Lender shall be required under any Loan Document to reimburse any Credit Party or any Subsidiary of any Credit Party therefor except as expressly provided therein. In addition, the Borrower agrees to pay or reimburse upon demand (a) the Agent for all reasonable documented out-of-pocket costs and expenses incurred by it or any of its Related Persons, in connection with the investigation, development, preparation, negotiation, syndication, execution, interpretation or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation and administration of any transaction contemplated therein, in each case including Attorney Costs to the Agent, (b) the Agent for all reasonable documented costs and expenses incurred by it or any of its Related Persons in connection with internal audit reviews, field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners, at the per diem rate per individual charged by the Agent for its examiners), (c) each of the Agent, its Related Persons, the Lenders and L/C Issuer for all documented out-of-pocket costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out", (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any bankruptcy or insolvency proceeding) related to any Credit Party, any Subsidiary of any Credit Party, Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs and (d) fees and disbursements of (i) Attorney Costs of one law firm on behalf of all Lenders (other than Agent) and (ii) Attorney Costs of Agent incurred in connection with any of the matters referred to in clause (c) above.

        9.6    Indemnity.

          (a)   Each Credit Party agrees to indemnify, hold harmless and defend Agent, each Lender, each L/C Issuer and each of their respective Related Persons (each such Person being an "Indemnitee") from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), any Letter of Credit, the use or intended use of the proceeds of any Loan or the use of any Letter of Credit or any securities filing of, or with respect to, any Credit Party, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of the any Credit Party or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding relating to the foregoing, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including attorneys' fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirement of Law or theory thereof, including common law, equity, contract, tort or otherwise or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the "Indemnified Matters"); provided, however, that no Credit Party shall have any liability under this Section 9.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted primarily from the gross negligence or willful misconduct of such Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Furthermore, each of Borrower and each other Credit Party executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Credit Party to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person.

          (b)   Without limiting the foregoing, "Indemnified Matters" includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Credit Party or any Related Person of any Credit Party or any actual, alleged or prospective damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property or natural resource or the migration of such release to any property on or contiguous to any real property of any Credit Party or any Related Person or any Credit Party, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Credit Party or any Related Person of any Credit Party or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred following foreclosure or deed-in-lieu of foreclosure or similar transfer by Agent or following Agent or any Lender having become the successor-in-interest to any Credit Party or any Related Person of any Credit Party and (ii) are attributable solely to acts of such Indemnitee or its affiliates, successors, assigns or their representatives, agents, invitees, tenants, subtenants or other Indemnitees.

        9.7    Marshaling; Payments Set Aside.    Neither the Agent nor any Lender shall be under any obligation to marshal any property in favor of any Credit Party or any other Person or against or in payment of any Obligation. To the extent that the Agent or any Lender receives a payment from Borrower, from any other Credit Party, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

        9.8    Successors and Assigns.    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any assignment by any Lender shall be subject to the provisions of Section 9.9 hereof, and provided further that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Lender.

        9.9    Assignments and Participations; Binding Effect.

          (a)   This Agreement shall become effective when it shall have been executed by the Borrower, the other Credit Parties signatory hereto and the Agent and when the Agent shall have been notified by each Lender and the initial L/C Issuer that such Lender or L/C Issuer has executed it. Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrower, the other Credit Parties hereto (in each case except for Article VIII), the Agent, each Lender and L/C Issuer and, in each case, their respective successors and permitted assigns. Except as expressly provided in any Loan Document (including in Section 8.9), none of the Borrower, any other Credit Party, any L/C Issuer or the Agent shall have the right to assign any rights or obligations hereunder or any interest herein.

          (b)   Each Lender may sell, transfer, negotiate or assign (a "Sale") all or a portion of its rights and obligations hereunder (including all or a portion of its Revolving Loan Commitments and its rights and obligations with respect to Loans and Letters of Credit) to (i) any existing Lender, (ii) any Affiliate or Approved Fund of any existing Lender or (iii) any other Person acceptable (which acceptance shall not be unreasonably withheld or delayed) to the Agent and, as long as no Event of Default is continuing, the Borrower; provided, however, that (x) such Sales must be ratable among the obligations owing to and owed by such Lender with respect to the Revolving Loans and (y) for each Loan, the aggregate outstanding principal amount (determined as of the effective date of the applicable Assignment) of the Loans, Revolving Loan Commitments and Letter of Credit Obligations subject to any such Sale shall be in a minimum amount of $1,000,000, unless such Sale is made to an existing Lender or an Affiliate or Approved Fund of any existing Lender, is of the assignor's (together with its Affiliates and Approved Funds) entire interest in such Facility or is made with the prior consent of the Borrower and the Agent.

          (c)   The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Agent (which shall keep a copy thereof) an Assignment, together with any existing Note subject to such Sale (or any affidavit of loss therefor acceptable to the Agent), any tax forms required to be delivered pursuant to Section 10.1 and payment by the assignee of an assignment fee in the amount of $3,500. Upon receipt of all the foregoing, and conditioned upon such receipt and upon the Agent consenting to such Assignment (if required), from and after the effective date specified in such Assignment, the Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

          (d)   Effective upon the entry of such record in the Register, (i) such assignee shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Lender; provided that such assignee shall not be entitled to any greater rights under Section 10.1 hereof than the assigning Lender was entitled in the absence of such Assignment, (ii) any applicable Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the termination of the Revolving Loan Commitments and the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

          (e)   In addition to the other rights provided in this Section 9.9, each Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Agent or (B) any holder of, or trustee for the benefit of the holders of, such Lender's Indebtedness or equity securities, by notice to the Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

          (f)    In addition to the other rights provided in this Section 9.9, each Lender may, (x) with notice to the Agent, grant to an SPV the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of Loans pursuant thereto shall satisfy the obligation of such Lender to make such Loans hereunder) and such SPV may assign to such Lender the right to receive payment with respect to any Obligation and (y) without notice to or consent from the Agent or the Borrower, sell participations to one or more Persons in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Revolving Loans and Letters of Credit); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (i) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make Loans hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Lender hereunder, (ii) such Lender's rights and obligations, and the rights and obligations of the Credit Parties and the Secured Parties towards such Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article X, but, with respect to Section 10.1, only to the extent such participant or SPV delivers the tax forms such Lender is required to collect pursuant to subsection 10.1(f) and then only to the extent of any amount to which such Lender would be entitled in the absence of any such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Lender with respect to Loans funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Agent by such SPV and such Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (iii) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Lender's ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii) and (iii) of subsection 9.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (vi) of subsection 9.1(a). No party hereto shall institute (and the Borrower shall cause each other Credit Party not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to get reimbursed by such SPV for any such Liability). The agreement in the preceding sentence shall survive the termination of the Revolving Loan Commitments and the payment in full of the Obligations.

        9.10    Confidentiality.    Each Lender, L/C Issuer and the Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document in accordance with the terms hereof, except that such information may be disclosed (i) with the Borrower's consent, (ii) to Related Persons of such Lender, L/C Issuer or the Agent, as the case may be, or to any Person that any L/C Issuer causes to issue Letters of Credit hereunder, that are advised of the confidential nature of such information and are instructed to keep such information confidential, (iii) to the extent such information presently is or hereafter becomes available to such Lender, L/C Issuer or the Agent, as the case may be, on a non-confidential basis from a source other than any Credit Party, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority (in which case such Lender, L/C Issuer or Agent shall promptly notify the Borrower to the extent lawfully permitted to do so), (v) to the extent necessary or customary for inclusion in league table measurements or in any tombstone or other advertising materials (and the Credit Parties consent to the publication of such tombstone or other advertising materials by the Agent, any Lender, any L/C Issuer or any of their Related Persons), (vi) (A) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify borrowers, (vii) to current or prospective assignees, SPVs (including the investors therein) or participants, direct or contractual counterparties to any Secured Rate Contracts and to their respective Related Persons, in each case to the extent such assignees, investors, participants, counterparties or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 9.10 and (viii) in connection with the exercise of any remedy under any Loan Document. In the event of any conflict between the terms of this Section 9.10 and those of any other Contractual Obligation entered into with any Credit Party (whether or not a Loan Document), the terms of this Section 9.10 shall govern.

Each Credit Party consents to the publication by Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using Borrower's or any other Credit Party's name, product photographs, logo or trademark. Agent or such Lender shall provide a draft of any advertising material to Borrower for review and comment prior to the publication thereof.

        9.11    Set-off; Sharing of Payments.

          (a)    Right of Setoff.    Each of the Agent, each Lender, each L/C Issuer and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Credit Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by the Agent, such Lender, such L/C Issuer or any of their respective Affiliates to or for the credit or the account of the Borrower or any other Credit Party against any Obligation of any Credit Party now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured. Each of the Agent, each Lender and each L/C Issuer agrees promptly to notify the Borrower and the Agent after any such setoff and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights under this Section 9.11 are in addition to any other rights and remedies (including other rights of setoff) that the Agent, the Lenders and the L/C Issuers and their Affiliates may have.

          (b)    Sharing of Payments, Etc.    If any Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Credit Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or "proceeds" (as defined under the applicable UCC) of Collateral) other than pursuant to Article X and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Agent in accordance with the provisions of the Loan Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by the Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrower, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender or L/C Issuer in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender or L/C Issuer without interest and (b) such Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.

        9.12    Counterparts.    This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

        9.13    Severability; Facsimile Signature.    The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder. Any Loan Document, or other agreement, document or instrument, delivered by facsimile transmission shall have the same force and effect as if the original thereof had been delivered.

        9.14    Captions.    The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

        9.15    Independence of Provisions.    The parties hereto acknowledge that this Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

        9.16    Interpretation.    This Agreement is the result of negotiations among and has been reviewed by counsel to the Agent, each Lender and other parties hereto, and is the product of all parties hereto. Accordingly, this Agreement and the other Loan Documents shall not be construed against the Lenders or the Agent merely because of the Agent's or Lenders' involvement in the preparation of such documents and agreements.

        9.17    No Third Parties Benefited.    This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lenders and the Agent, and, subject to the provisions of Section 8.11 hereof, each other Secured Party, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. Neither the Agent nor any Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

        9.18    Governing Law and Jurisdiction.

          (a)    Governing Law.    The laws of the State of New York shall govern all matters arising out of, in connection with or relating to this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement.

          (b)    Submission to Jurisdiction.    Any legal action or proceeding with respect to any Loan Document may be brought in the courts of the State of New York located in the City of New York, Borough of Manhattan, or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, each of Borrower and each other Credit Party executing this Agreement hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto (and, to the extent set forth in any other Loan Document, each other Credit Party) hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such jurisdictions.

          (c)    Service of Process.    Each Credit Party hereby irrevocably waives personal service of any and all legal process, summons, notices and other documents and other service of process of any kind and consents to such service in any suit, action or proceeding brought in the United States of America with respect to or otherwise arising out of or in connection with any Loan Document by any means permitted by applicable Requirements of Law, including by the mailing thereof (by registered or certified mail, postage prepaid) to the address of Borrower specified herein (and shall be effective when such mailing shall be effective, as provided therein). Each Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

          (d)    Non-Exclusive Jurisdiction.    Nothing contained in this Section 9.18 shall affect the right of Agent or any Lender to serve process in any other manner permitted by applicable Requirements of Law or commence legal proceedings or otherwise proceed against any Credit Party in any other jurisdiction.

        9.19    Waiver of Jury Trial.    THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

        9.20    Entire Agreement; Release; Survival.

          (a)   THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, FEE LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY CREDIT PARTY AND ANY OF LENDER OR ANY L/C ISSUER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT. IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

          (b)   Execution of this Agreement by the Credit Parties constitutes a full, complete and irrevocable release of any and all claims which each Credit Party may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). Each of Borrower and each other Credit Party signatory hereto hereby waives, releases and agrees (and shall cause each other Credit Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

        9.21    Patriot Act.    Each Lender that is subject to the Patriot Act hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

        9.22    Replacement of Lender.    Within ten (10) Business Days after: (i) receipt by the Borrower of written notice and demand from any Lender (an "Affected Lender") for payment of additional costs as provided in Sections 10.1, 10.3 and/or 10.6; (ii) any default by a Lender in its obligation to make Loans hereunder after all conditions thereto have been satisfied or waived in accordance with the terms hereof, provided such default shall not have been cured; or (iii) any failure by any Lender to consent to a requested amendment, waiver or modification to any Loan Document in which Required Lenders have already consented to such amendment, waiver or modification but the consent of each Lender (or each Lender directly affected thereby, as applicable) is required with respect thereto, the Borrower may, at its option, notify the Agent and such Affected Lender (or such defaulting or non-consenting Lender, as the case may be) of the Borrower's intention to obtain, at the Borrower's expense, a replacement Lender ("Replacement Lender") for such Affected Lender (or such defaulting or non-consenting Lender, as the case may be), which Replacement Lender shall be reasonably satisfactory to the Agent. In the event the Borrower obtains a Replacement Lender within sixty (60) days following notice of its intention to do so, the Affected Lender (or defaulting or non-consenting Lender, as the case may be) shall sell and assign its Loans and Revolving Loan Commitments to such Replacement Lender, at par, provided that the Borrower has reimbursed such Affected Lender for its increased costs for which it is entitled to reimbursement under this Agreement through the date of such sale and assignment. In the event that a replaced Lender does not execute an Assignment pursuant to Section 9.9 within five (5) Business Days after receipt by such replaced Lender of notice of replacement pursuant to this Section 9.22 and presentation to such replaced Lender of an Assignment evidencing an assignment pursuant to this Section 9.22, the Borrower shall be entitled (but not obligated) to execute such an Assignment on behalf of such replaced Lender, and any such Assignment so executed by the Borrower, the Replacement Lender and the Agent, shall be effective for purposes of this Section 9.22 and Section 9.9. Upon any such assignment and payment and compliance with the other provisions of Section 9.8, such replaced Lender shall no longer constitute a "Lender" for purposes hereof; provided, any rights of such replaced Lender to indemnification hereunder shall survive as to such replaced Lender.

        9.23    Joint and Several.    The obligations of the Credit Parties (other than the Borrower) guarantying the Obligations hereunder and under the other Loan Documents are joint and several.

        9.24    Lender-Debtor Relationship.    The relationship between Agent, each Lender and the L/C Issuer, on the one hand, and the Credit Parties, on the other hand, is solely that of lender and debtor. None of Agent, L/C Issuer or any Lender has any fiduciary relationship or duty to any Credit Party arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between Agent, Lenders, L/C Issuer and the Credit Parties by virtue of, any Loan Document or any transaction contemplated therein.

ARTICLE X.
TAXES, YIELD PROTECTION AND ILLEGALITY

        10.1    Taxes.

          (a)   Except as otherwise provided in this Section 10.1, each payment by any Credit Party under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto (and without deduction for any of them) (collectively, but excluding the taxes set forth in clauses (i) and (ii) below, the "Taxes") other than for (i) taxes measured by net income (including branch profits or similar taxes) or overall gross income and franchise or similar taxes imposed in lieu of net income or overall gross taxes, in each case imposed on Agent or any Lender as a result of a present or former connection between such Person and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from Agent or any Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document) or (ii) taxes that are directly attributable to the failure (other than as a result of a change in any Requirement of Law) by Agent or any Lender to deliver the documentation required to be delivered pursuant to clause (f) below.

          (b)   If any Taxes shall be required by law to be deducted from or in respect of any amount payable under any Loan Document to Agent or any Lender (i) such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 10.1), Agent or such Lender receives the amount it would have received had no such deductions been made, (ii) the relevant Credit Party shall make such deductions, (iii) the relevant Credit Party shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) within 30 days after such payment is made, the relevant Credit Party shall deliver to the Agent an original or certified copy of a receipt evidencing such payment; provided, however, that no such increase shall be made with respect to, and no Credit Party shall be required to indemnify Agent or any Lender pursuant to clause (d) below for, withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a Lender under this Agreement in the capacity under which such Person makes a claim under this clause (b), except in each case to the extent such Person is a direct or indirect assignee (other than pursuant to Section 9.22) of any Lender that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under this clause (b). If any Lender (or transferee or assignee of a Lender) or the Agent receives a refund in respect of any Taxes or Other Taxes for which such Lender (or transferee or assignee of a Lender) of the Agent has received payment from the Borrower hereunder, it shall pay to the Borrower the excess, if any, of (i) the amount of such refund (including any interest paid by the relevant taxing authority or Governmental Authority with respect to such refund) over (ii) the sum of (A) all out-of-pocket expenses of such Lender (or transferee or assignee of a Lender) or the Agent, as the case may be, plus (B) any Taxes or Other Taxes levied on or attributable to the receipt by such Lender (or transferee or assignee of a Lender) or the Agent, as the case may be, of such refund.

          (c)   In addition, the Borrower agrees to pay, and authorizes the Agent to pay in its name, any stamp, documentary, excise or property tax, charges or similar levies imposed by any applicable Requirement of Law or Governmental Authority and all Liabilities with respect thereto (including by reason of any delay in payment thereof), in each case arising from the execution, delivery or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein (collectively, "Other Taxes"). The Swingline Lender may, without any need for notice, demand or consent from the Borrower, by making funds available to the Agent in the amount equal to any such payment, make a Swing Loan to the Borrower in such amount, the proceeds of which shall be used by the Agent in whole to make such payment. Within 30 days after the date of any payment of Taxes or Other Taxes by any Credit Party, the Borrower shall furnish to the Agent, at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing payment thereof.

          (d)   The Borrower shall reimburse and indemnify, within 30 days after receipt of written demand therefor (with copy to the Agent), Agent and each Lender for all Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 10.1) paid by such Agent or such Lender and any Liabilities arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided, however, that Borrower shall have no such obligation to reimburse or indemnify the Agent or any Lender if Borrower receives the written demand for such Taxes or Other Taxes more than 180 days after the Agent or Lender, as applicable, pays such Taxes or Other Taxes. A certificate of the Agent or such Lender (or of the Agent on behalf of such Lender) claiming any compensation under this clause (d), setting forth the amounts to be paid thereunder and delivered to the Borrower with copy to the Agent, shall be conclusive, binding and final for all purposes, absent manifest error. In determining such amount, the Agent and such Secured Party may use any reasonable averaging and attribution methods.

          (e)   Any Lender claiming any additional amounts payable pursuant to this Section 10.1 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue).

          (f)    (i) Each Non-U.S. Lender Party that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a "Non-U.S. Lender Party" hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower or the Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two signed completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption under Sections 871(h) or 881(c) of the Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Agent that such Non-U.S. Lender Party is not (1) a "bank" within the meaning of Section 881(c)(3)(A) of the Code, (2) a "10 percent shareholder" of the Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a "controlled foreign corporation" described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from U.S. withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender Party under the Loan Documents. Unless the Borrower and the Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender Party are not subject to U.S. withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Credit Parties and the Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

            (ii)   Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a "U.S. Lender Party" hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower or the Agent (or, in the case of a participant or SPV, the relevant Lender), provide the Agent and the Borrower (or, in the case of a participant or SPV, the relevant Lender) with two signed completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding tax) or any successor form.

            (iii)  Each Lender having sold a participation in any of its Obligations or identified an SPV as such to the Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to the Agent.

        10.2    Illegality.    If after the date hereof any Lender shall determine that the introduction of any Requirement of Law, or any change in any Requirement of Law or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Lender or its Lending Office to make LIBOR Rate Loans, then, on notice thereof by such Lender to the Borrower through the Agent, the obligation of that Lender to make LIBOR Rate Loans shall be suspended until such Lender shall have notified the Agent and the Borrower that the circumstances giving rise to such determination no longer exists.

          (a)   Subject to clause (c) below, if any Lender shall determine that it is unlawful to maintain any LIBOR Rate Loan, the Borrower shall prepay in full or convert to Base Rate Loans all LIBOR Rate Loans of such Lender then outstanding, together with interest accrued thereon, either on the last day of the Interest Period thereof if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans, together with any amounts required to be paid in connection therewith pursuant to Section 10.4.

          (b)   If the obligation of any Lender to make or maintain LIBOR Rate Loans has been terminated, the Borrower may elect, by giving notice to such Lender through the Agent that all Loans which would otherwise be made by any such Lender as LIBOR Rate Loans shall be instead Base Rate Loans.

          (c)   Before giving any notice to the Agent pursuant to this Section 10.2, the affected Lender shall designate a different Lending Office with respect to its LIBOR Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Lender, be illegal or otherwise disadvantageous to the Lender.

        10.3    Increased Costs and Reduction of Return.

          (a)   If any Lender or L/C Issuer shall determine (in good faith, but in its sole and absolute discretion) that, due to either (i) the introduction of, or any change in, or in the interpretation of, any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in the case of either clause (i) or (ii) subsequent to the date hereof, there shall be any increase in the cost to such Lender or L/C Issuer of agreeing to make or making, funding or maintaining any LIBOR Rate Loans or of issuing or maintain any Letter of Credit, then the Borrower shall be liable for, and shall from time to time, within thirty (30) days of demand therefor by such Lender or L/C Issuer (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender or L/C Issuer, additional amounts as are sufficient to compensate such Lender or L/C Issuer for such increased costs; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section 10.3 for any increased costs incurred more than one hundred eighty (180) days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the increased costs and of such Lender's or L/C Issuer's intention to claim compensation thereof; provided, further, that if the circumstance giving rise to such increased costs is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

          (b)   If any Lender or L/C Issuer shall have determined (in good faith, but in its sole and absolute discretion) that:

            (i)    the introduction of any Capital Adequacy Regulation;

            (ii)   any change in any Capital Adequacy Regulation;

            (iii)  any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

            (iv)  compliance by such Lender or L/C Issuer (or its Lending Office) or any entity controlling the Lender or L/C Issuer, with any Capital Adequacy Regulation;

  affects the amount of capital required or expected to be maintained by such Lender or L/C Issuer or any entity controlling such Lender or L/C Issuer and (taking into consideration such Lender's or such entities' policies with respect to capital adequacy and such Lender's or L/C Issuer's desired return on capital) determines that the amount of such capital is increased as a consequence of its Revolving Loan Commitment(s), loans, credits or obligations under this Agreement, then, within thirty (30) days of demand of such Lender or L/C Issuer (with a copy to the Agent), the Borrower shall pay to such Lender or L/C Issuer, from time to time as specified by such Lender or L/C Issuer, additional amounts sufficient to compensate such Lender or L/C Issuer (or the entity controlling the Lender or L/C Issuer) for such increase; provided, that the Borrower shall not be required to compensate any Lender or L/C Issuer pursuant to this Section for any amounts incurred more than one hundred eighty (180) days prior to the date that such Lender or L/C Issuer notifies the Borrower, in writing of the amounts and of such Lender's or L/C Issuer's intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

        10.4    Funding Losses.    The Borrower agrees to reimburse each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of:

          (a)   the failure of the Borrower to make any payment or mandatory prepayment of principal of any LIBOR Rate Loan (including payments made after any acceleration thereof);

          (b)   the failure of the Borrower to borrow, continue or convert a Loan after the Borrower has given (or is deemed to have given) a Notice of Borrowing or a Notice of Continuation/Conversion;

          (c)   the failure of the Borrower to make any prepayment after the Borrower has given a notice in accordance with Section 1.7;

          (d)   the prepayment (including pursuant to Section 1.8) of a LIBOR Rate Loan on a day which is not the last day of the Interest Period with respect thereto; or

          (e)   the conversion pursuant to Section 1.6 of any LIBOR Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period;

including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its LIBOR Rate Loans hereunder or from fees payable to terminate the deposits from which such funds were obtained. Solely for purposes of calculating amounts payable by the Borrower to the Lenders under this Section 10.4 and under subsection 10.3(a), each LIBOR Rate Loan made by a Lender (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the interest rate for such LIBOR Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan is in fact so funded.

        10.5    Inability to Determine Rates.    If the Agent shall have determined in good faith that for any reason adequate and reasonable means do not exist for ascertaining the LIBOR for any requested Interest Period with respect to a proposed LIBOR Rate Loan or that the LIBOR applicable pursuant to subsection 1.3(a) for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to the Lenders of funding such Loan, the Agent will forthwith give notice of such determination to the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain LIBOR Rate Loans hereunder shall be suspended until the Agent revokes such notice in writing. Upon receipt of such notice, the Borrower may revoke any Notice of Borrowing or Notice of Continuation/ Conversion then submitted by it. If the Borrower does not revoke such notice, the Lenders shall make, convert or continue the Loans, as proposed by the Borrower, in the amount specified in the applicable notice submitted by the Borrower, but such Loans shall be made, converted or continued as Base Rate Loans.

        10.6    Reserves on LIBOR Rate Loans.    The Borrower shall pay to each Lender, as long as such Lender shall be required under regulations of the Federal Reserve Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional costs on the unpaid principal amount of each LIBOR Rate Loan equal to actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent demonstrable error), payable on each date on which interest is payable on such Loan provided the Borrower shall have received at least fifteen (15) days' prior written notice (with a copy to the Agent) of such additional interest from the Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest shall be payable fifteen (15) days from receipt of such notice.

        10.7    Certificates of Lenders.    Any Lender claiming reimbursement or compensation pursuant to this Article X shall deliver to the Borrower (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to such Lender hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.

        10.8    Survival.    The agreements and obligations of the Borrower in this Article X shall survive the payment of all other Obligations.

        10.9    Restatement.

          (a)   On the Closing Date, the Original Credit Agreement shall be amended, restated and superseded in its entirety. The parties hereto acknowledge and agree that (i) this Agreement, any Notes delivered pursuant hereto and the other Loan Documents executed and delivered in connection herewith do not constitute a novation, payment and reborrowing, or termination of the "Obligations" (as defined in the Original Credit Agreement) under the Original Credit Agreement as in effect prior to the Closing Date; (ii) such "Obligations" are in all respects continuing with only the terms thereof being modified as provided in this Agreement; (iii) the Liens granted under the Original Credit Agreement and each other collateral document pursuant to which all or any of the "Obligations" are secured are in all respects continuing and in full force and effect and secure the payment of the Obligations (as defined in this Agreement) and are hereby fully ratified and affirmed; and (iv) upon the effectiveness of this Agreement all loans and letters of credit outstanding under the Original Credit Agreement immediately before the effectiveness of this Agreement will be part of the Loans and Letters of Credit hereunder on the terms and conditions set forth in this Agreement. Without limitation of the foregoing, Borrower hereby fully and unconditionally ratifies and affirms all Collateral Documents and agrees that all collateral granted thereunder shall from and after the date hereof secure all Obligations hereunder.

          (b)   Notwithstanding the modifications effected by this Agreement of the representations, warranties and covenants of the Borrower contained in the Original Credit Agreement, the Borrower acknowledges and agrees that any causes of action or other rights created in favor of any Lender and its successors arising out of the representations and warranties of the Borrower contained in or delivered (including representations and warranties delivered in connection with the making of the loans or other extensions of credit thereunder) in connection with the Original Credit Agreement shall survive the execution and delivery of this Agreement; provided, however, that it is understood and agreed that the Borrower's monetary obligations under the Original Credit Agreement in respect of the loans and letters of credit thereunder are evidenced by this Agreement as provided in Article I hereof.

          (c)   All indemnification obligations of the Borrower pursuant to the Original Credit Agreement (including any arising from a breach of the representations thereunder) shall survive the amendment and restatement of the Original Credit Agreement pursuant to this Agreement.

          (d)   On and after the Closing Date, (i) each reference in the Loan Documents to the "Credit Agreement", "Loan Agreement", "thereunder", "thereof" or similar words referring to the Original Credit Agreement shall mean and be a reference to this Agreement or the relevant Collateral Document, as the case may be, and (ii) each reference in the Loan Documents to a "Note" shall mean and be a Note as defined in this Agreement.

ARTICLE XI.
DEFINITIONS

        11.1    Defined Terms.    The following terms are defined in the Sections or subsections referenced opposite such terms:

"Affected Lender"	9.22
"Borrower"	Preamble
"Eurocurrency Liabilities"	10.6
"Event of Default"	7.1
"Fee Letter"	1.9(a)
"Indemnitee"	9.6(a)
"Indemnified Matters"	9.6(a)
"Investments"	5.4
"L/C Reimbursement Agreement"	1.1(c)
"L/C Reimbursement Date"	1.1(c)(v)
"L/C Request"	1.1(c)(ii)
"L/C Sublimit"	1.1(c)
"Lender"	Preamble
"Letter of Credit Fee"	1.9(c)
"Maximum Lawful Rate"	1.3(d)
"Maximum Revolving Loan Balance"	1.1(b)
"Non-Funding Lender"	1.11(b)
"Notice of Conversion/Continuation"	1.6(a)
"Original Credit Agreement"	Recitals
"Other Taxes"	10.1(c)
"Other Lender"	1.11(e)
"Permitted Liens"	5.1
"Register"	1.4(b)

"Restricted Payments"	5.11
"Replacement Lender"	9.22
"Revolving Loan Commitment"	1.1(b)
"Revolving Loan"	1.1(b)
"Sale"	9.9(b)
"Settlement Date"	1.11(b)
"Swing Loan"	1.1(d)(i)
"Swingline Request"	1.1(d)(ii)
"Tax Returns"	3.10
"Taxes"	10.1(a)
"Unused Facility Fee"	1.9(b)

In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

        "Account" means, as at any date of determination, all "accounts" (as such term is defined in the UCC) of the Borrower and its Domestic Subsidiaries.

        "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of the Borrower, or (c) a merger or consolidation or any other combination with another Person.

        "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of ten percent (10%) or more of the Stock (either directly or through ownership of Stock Equivalents) of a Person shall for the purposes of this Agreement, be deemed to control the other Person. Notwithstanding the foregoing, neither the Agent nor any Lender shall be deemed an "Affiliate" of any Credit Party or of any Subsidiary of any Credit Party.

        "Agent" means GE Capital in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent.

        "Agent-Related Persons" means GE Capital and any successor agent arising under Section 8.9, together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

        "Aggregate Revolving Loan Commitment" means the combined Revolving Loan Commitments of the Lenders, which shall initially be in the amount of $55,000,000, as such amount may be increased or decreased from time to time pursuant to this Agreement.

        "Applicable Margin" means:

          (a)   for the period commencing on the Closing Date through the last day of the month during which financial statements for June 30, 2008 are delivered: (w) if a Base Rate Loan, one and one-half of one percent (1.50%) per annum, (x) if a LIBOR Rate Loan, three percent (3.00%) per annum, (y) Applicable L/C Margin shall be equal to three percent (3.00%) and (z) Applicable Unused Facility Fee Margin shall be equal to three-eighths of one percent (0.375%); and

          (b)   thereafter, the Applicable Margin shall equal the applicable LIBOR Margin, Base Rate Margin, L/C Margin or Unused Facility Fee Margin in effect from time to time determined as set forth below based upon the applicable Total Leverage Ratio then in effect pursuant to the appropriate column under the table below:

If Total Leverage Ratio is:	Level of Applicable Margins:
< 1.0	Level I
< 2.0, but > 1.0	Level II
>2.0	Level III

	Applicable Margins
	Level I	Level II	Level III
Applicable Revolver Base Rate Margin	1.00%	1.50%	2.00%
Applicable Revolver LIBOR Margin	2.50%	3.00%	3.50%
Applicable L/C Margin	2.50%	3.00%	3.50%
Applicable Unused Facility Fee Margin	0.50%	0.375%	0.375%

The Applicable Margins shall be adjusted from time to time upon delivery to the Agent of the monthly financial statements for the last month of each calendar quarter required to be delivered pursuant to Section 4.1 hereof accompanied by a written calculation of the Total Leverage Ratio certified on behalf of the Borrower by a Responsible Officer as of the end of the fiscal month for which such financial statements are delivered. If such calculation indicates that the Applicable Margin shall increase or decrease, then on the first day of the month following the date of delivery of such financial statements and written calculation the Applicable Margin shall be adjusted in accordance therewith; provided, however, that if the Borrower shall fail to deliver any such financial statements for any such fiscal month by the date required pursuant to Section 4.1, then, at the Agent's election, effective as of the first day of the month following the end of the fiscal month during which such financial statements were to have been delivered, and continuing through the first day of the month following the date (if ever) when such financial statements and such written calculation are finally delivered, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the pricing table set forth above. Notwithstanding anything herein to the contrary, Swing Loans may not be LIBOR Rate Loans.

        "Approved Fund" means, with respect to any Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business or (ii) temporarily warehouses loans for any Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Lender, (ii) any Affiliate of such Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Lender.

        "Assignment" means an assignment agreement entered into by a Lender, as assignor, and any prospective assignee thereof and accepted by the Agent, in substantially the form of Exhibit 11.1(a).

        "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel.

        "Availability" means, as of any date of determination, the amount by which (a) the Maximum Revolving Loan Balance, exceeds (b) the sum of (i) the aggregate outstanding principal balance of Revolving Loans, plus (ii) the aggregate outstanding principal balance of Swing Loans, plus (iii) Letter of Credit Obligations.

        "Availability Certificate" means a duly completed certificate of the Borrower in substantially the form of Exhibit 11.1(b) hereto.

        "Bankruptcy Code" means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time and the regulations issued from time to time thereunder.

        "Base Rate" means, at any time, a rate per annum equal to the higher of (a) the rate last quoted by The Wall Street Journal as the "base rate on corporate loans posted by at least 75% of the nation's largest banks" in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the "bank prime loan" rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent) and (b) the sum of 0.5% per annum and the Federal Funds Rate. Any change in the Base Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the "Prime Rate" or the Federal Funds Rate.

        "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

        "Benefit Plan" means any defined benefit employee pension plan (whether governed by the laws of the United States or otherwise) to which any Credit Party incurs or otherwise has any obligation or liability, contingent or otherwise.

        "Borrowing" means a borrowing hereunder consisting of Loans made to or for the benefit of the Borrower on the same day by the Lenders pursuant to Article I.

        "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in Chicago, Illinois or New York, New York are authorized or required by law to close and, if the applicable Business Day relates to any LIBOR Rate Loan, a day on which dealings are carried on in the London interbank market.

        "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.

        "Capital Expenditures" means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any assets or improvements or for replacements, substitutions or additions thereto, that should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person; provided that Capital Expenditures shall not include any such expenditures which constitute (a) a Permitted Acquisition or (b) to the extent permitted by this Agreement, a reinvestment of the Net Proceeds of any Disposition or Event of Loss.

        "Capital Lease" means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

        "Capital Lease Obligations" means all monetary obligations of any Credit Party or any Subsidiary of any Credit Party under any Capital Leases.

        "Cash Equivalents" means: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof having maturities of not more than twelve (12) months from the date of acquisition; (b) certificates of deposit, time deposits, repurchase agreements, reverse repurchase agreements, or bankers' acceptances, having in each case a tenor of not more than twelve (12) months, issued by any Lender, or by any U.S. commercial bank or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S. having combined capital and surplus of not less than $250,000,000; (c) commercial paper of an issuer rated at least A-1 by Standard & Poor's Corporation or P-1 by Moody's Investors Service Inc. and in either case having a tenor of not more than twelve (12) months and (d) money market funds provided that substantially all of the assets of such fund are comprised of securities of the type described in clauses (a) through (c).

        "Change of Control" means the occurrence of any of the following: (a) prior to an IPO, any Person or group of Persons shall have acquired beneficial ownership of more than 50% of the issued and outstanding voting capital stock of Borrower; (b) upon and following an IPO, any Person or group of Persons shall have acquired beneficial ownership of 35% or more of the issued and outstanding voting capital stock of Borrower on a fully diluted basis, (c) during any period of twelve consecutive calendar months, individuals who, at the beginning of such period, constituted the board of directors of the Borrower (together with any new directors whose election by the board of directors of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose elections or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, (d) Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding capital Stock of any of its Subsidiaries or (e) a "Change of Control" or any term of similar effect, as defined under any documentation governing Indebtedness of any Credit Party having a principal amount in excess of $3,500,000 shall occur.

        "Chattel Paper" means "chattel paper" as such term is defined in the UCC.

        "Closing Date" means the date on which all conditions precedent set forth in Section 2.1 are satisfied or waived by the Agent and all Lenders.

        "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder, as amended.

        "Co-Documentation Agent" shall mean Wells Fargo Foothill, LLC.

        "Collateral" means all Property (other than Excluded Property (as defined in the Guaranty and Security Agreement)) and interests in Property (other than Excluded Property (as defined in the Guaranty and Security Agreement)) and proceeds thereof now owned or hereafter acquired by any Credit Party, any of their respective Domestic Subsidiaries and any other Person who has granted a Lien to the Agent, in or upon which a Lien now or hereafter exists in favor of any Lender or the Agent for the benefit of the Agent and Lenders, whether under this Agreement or under any other documents executed by any such Persons and delivered to the Agent.

        "Collateral Documents" means, collectively, the Guaranty and Security Agreement, the Mortgages, each Control Agreement and all other security agreements, pledge agreements, patent and trademark security agreements, lease assignments, guarantees and other similar agreements (including, without limitation, agreements executed in connection with Original Credit Agreement) and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Credit Party, any of their respective Domestic Subsidiaries or any other Person pledging or granting a lien on Collateral or guaranteeing the payment and performance of the Obligations, and any Lender or the Agent for the benefit of the Agent and the Lenders now or hereafter delivered to the Lenders or the Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of any Lender or the Agent for the benefit of the Agent and the Lenders, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

        "Commitment Percentage" means, as to any Lender, the percentage equivalent of such Lender's Revolving Loan Commitment divided by the Aggregate Revolving Loan Commitment.

        "Contingent Obligation" means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person: (i) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (ii) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (iii) under any Rate Contracts; (iv) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (v) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed or supported.

        "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

        "Control Agreement" means a tri-party deposit account, securities account or commodities account control agreements by and among the applicable Credit Party, Agent and the depository, securities intermediary or commodities intermediary, and each in form and substance reasonably satisfactory in all respects to Agent and in any event providing to Agent "control" of such deposit account, securities or commodities account within the meaning of Articles 8 and 9 of the UCC.

        "Conversion Date" means any date on which the Borrower converts a Base Rate Loan to a LIBOR Rate Loan or a LIBOR Rate Loan to a Base Rate Loan.

        "Copyrights" means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

        "Credit Parties" means the Borrower and each other Person (i) which executes this Agreement as a "Credit Party," (ii) which executes a guaranty of the Obligations, (iii) which grants a Lien on all or substantially all of its assets to secure payment of the Obligations and (iv) all of the Stock of which is pledged to Agent for the benefit of itself and Lenders.

        "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

        "Disposition" means (a) the sale, lease, conveyance or other disposition of Property, other than sales or other dispositions expressly permitted under subsection 5.2(a), 5.2(c), 5.2(d), 5.2(e), 5.2(f), 5.2(g), 5.2(h), 5.2(i), 5.2(j) and 5.2(k) and (b) the sale or transfer by the Borrower or any Subsidiary of the Borrower of any Stock or Stock Equivalent issued by any Subsidiary of the Borrower, in each case, to any Person other than (i) the Borrower or (ii) any other Credit Party; provided that any sale, transfer or other disposition or issuance of Stock or Stock Equivalents of any Foreign Subsidiary (other than a First Tier Foreign Subsidiary) to another Foreign Subsidiary shall not be deemed to be a "Disposition".

        "Documents" means any "documents," as such term is defined in the UCC.

        "Dollars", "dollars" and "$" each mean lawful money of the United States of America.

        "Domestic Subsidiary" means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is incorporated or otherwise organized under the laws of a state of the United States of America.

        "EBITDA" means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income or franchise taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) depreciation and amortization for such period, (v) amortized debt discount for such period, (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock or Stock Equivalents, (vii) any aggregate net loss on the sale of Property (other than Accounts and Inventory) outside the Ordinary Course of Business, and (ix) any other non-cash losses or charges that have been deducted in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (1) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person's Subsidiaries; (2) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (3) the undistributed earnings of any Subsidiary (other than a Credit Party) of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (4) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (5) any write-up of any asset; (6) any net gain from the collection of the proceeds of life insurance policies; (7) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person; (8) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets; and (9) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary. Solely for purposes of calculating the Total Leverage Ratio, Senior Leverage Ratio and the Fixed Charge Coverage Ratio and notwithstanding (1) and (8) above to the contrary, EBITDA shall be calculated on a pro forma basis to give effect to any Permitted Acquisition consummated at any time on or after the first day of the test period thereof as if each such Permitted Acquisition had been effected on the first day of such period for which financial statements are available at the time of determination thereof, adjusted by verifiable expense reductions, including excess owner compensation, if any, which are expected to be realized, in each case calculated by the Borrower and approved by the Agent and Required Lenders.

        "Electronic Transmission" means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

        "Environmental Laws" means all applicable present and future Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health and safety as related to environmental protection, the environment and natural resources, and including public notification requirements and applicable environmental transfer of ownership, notification or applicable approval statutes.

        "Environmental Liabilities" means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies) that may be imposed on, incurred by or asserted against any Credit Party or any Subsidiary of any Credit Party as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any environmental, health or safety condition with respect to environmental protection or with any Release and resulting from the ownership, lease, sublease or other operation or occupation of property by any Credit Party or any Subsidiary of any Credit Party, whether on, prior or after the date hereof.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" means, collectively, any Credit Party and any Person under common control or treated as a single employer with, any Credit Party, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

        "ERISA Event" means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any statutorily required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a lien under Section 412 of the Code or Section 302 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code; and (j) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

        "Event of Loss" means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

        "Excluded Equity Issuance" means Net Issuance Proceeds resulting from the issuance of (a) Stock or Stock Equivalents by Borrower to management or employees of a Credit Party under any employee stock option or stock purchase plan or other employee benefits plan in existence from time to time, (b) Stock or Stock Equivalents by a Wholly-Owned Subsidiary of the Borrower to the Borrower or another Wholly-Owned subsidiary of the Borrower constituting an Investment permitted hereunder, (c) Stock or Stock Equivalents by a Wholly-Owned Subsidiary of Borrower to Borrower or another Wholly-Owned subsidiary of Borrower constituting an Investment permitted hereunder, and (d) Stock or Stock Equivalents by a Foreign Subsidiary of such Foreign Subsidiary to qualify directors where required pursuant to a Requirement of Law or to satisfy other requirements of applicable law, in each instance, with respect to the ownership of Stock of Foreign Subsidiaries.

        "E-Fax" means any system used to receive or transmit faxes electronically.

        "E-Signature" means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

        "E-System" means any electronic system, including Intralinks® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

        "Federal Funds Rate" means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent on such day on such transactions as determined by the Agent in a commercially reasonable manner.

        "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

        "First Tier Foreign Subsidiary" means a Foreign Subsidiary more than fifty percent (50%) of the voting Stock (directly or through ownership of Stock Equivalents) of which is held directly by the Borrower or indirectly by Borrower through one or more Domestic Subsidiaries.

        "Fixed Charges" means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or accrued during such period; provided, that any Interest Expense paid during such period on any Indebtedness or other liabilities repaid in connection with any Permitted Acquisition shall be reformulated as if such Interest Expense had been accrued and paid at the interest rates applicable to the Obligations during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period, plus (c) the aggregate of all dividends or distributions paid in cash with respect to Borrower's Stock during such period.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any fiscal period, the ratio of (a) EBITDA minus Capital Expenditures of such Person for such fiscal period minus the United States federal income taxes and other taxes measured by net income actually paid in cash by such Person in respect of such fiscal period (net of any cash refund in respect of income taxes actually received with respect to such period) to (b) to Fixed Charges.

        "Foreign Subsidiary" means, with respect to any Person, a Subsidiary of such Person, which Subsidiary is not a Domestic Subsidiary.

        "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession), which are applicable to the circumstances as of the date of determination.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        "Guaranty and Security Agreement" means that certain Guaranty and Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to the Agent and Borrower,

made by the Credit Parties in favor of the Agent, for the benefit of the Agent and Lenders, as the same may be amended, restated and/or modified from time to time.

        "Hazardous Materials" means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

        "Indebtedness" of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (other than trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 180 days after the Revolving Termination Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (i) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

        "Insolvency Proceeding" means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshaling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; in each case in (a) and (b) above, undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

        "Instruments" means "instruments" as such term is defined in the UCC.

        "Intellectual Property" means all rights, title and interests in or relating to intellectual property and industrial property arising under any Requirement of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet domain names, Trade Secrets and IP Licenses.

        "Interest Expense" means, with respect to any Person for any fiscal period, (a) interest expense of such Person paid or payable in cash determined in accordance with GAAP for the relevant period ended on such date but excluding, to the extent included in interest expense, (i) debt issuance costs and other debt financing fees and expenses associated with the consummation of the Transactions incurred during such period, and (ii) agency fees paid to the Agent during such period, minus (b) to the extent paid or payable in cash, any interest income for such period.

        "Interest Payment Date" means, (a) with respect to any LIBOR Rate Loan (other than a LIBOR Rate Loan having an Interest Period of six (6) months) the last day of each Interest Period applicable to such Loan, (b) with respect to any LIBOR Rate Loan having an Interest Period of six (6) months, the last day of each three (3) month interval and, without duplication, the last day of such Interest Period, and (c) with respect to Base Rate Loans (including Swing Loans) the first day of each calendar month.

        "Interest Period" means, with respect to any LIBOR Rate Loan, the period commencing on the Business Day such Loan is disbursed or continued or on the Conversion Date on which a Base Rate Loan is converted to the LIBOR Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

          (a)   if any Interest Period pertaining to a LIBOR Rate Loan would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

          (b)   any Interest Period pertaining to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

          (c)   no Interest Period for any Revolving Loan shall extend beyond the Revolving Termination Date.

        "Inventory" means all of the "inventory" (as such term is defined in the UCC) of the Borrower and its Domestic Subsidiaries.

        "IP Ancillary Rights" means, with respect to any other Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

        "IP License" means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

        "IPO" means an initial public offering of Stock of Borrower or any direct or indirect parent thereof registered with the Securities and Exchange Commission resulting in a listing of Borrower's Stock on a public exchange or the NASDAQ.

        "Issue" means, with respect to any Letter of Credit, to issue, extend the expiration date of, renew (including by failure to object to any automatic renewal on the last day such objection is permitted), increase the face amount of, or reduce or eliminate any scheduled decrease in the face amount of, such Letter of Credit, or to cause any Person to do any of the foregoing. The terms "Issued" and "Issuance" have correlative meanings.

        "L/C Issuer" means GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion, in such Person's capacity as an issuer of Letters of Credit hereunder.

        "L/C Reimbursement Obligation" means, for any Letter of Credit, the obligation of the Borrower to the L/C Issuer thereof, as and when matured, to pay all amounts drawn under such Letter of Credit.

        "Lending Office" means, with respect to any Lender, the office or offices of such Lender specified as its "Lending Office" beneath its name on the applicable signature page hereto, or such other office or offices of such Lender as it may from time to time notify the Borrower and the Agent.

        "Letter of Credit" means documentary or standby letters of credit issued for the account of the Borrower by L/C Issuers, and bankers' acceptances issued by the Borrower, for which Agent and Lenders have incurred Letter of Credit Obligations.

        "Letter of Credit Obligations" means all outstanding obligations incurred by Agent and Lenders at the request of the Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by L/C Issuers or the purchase of a participation as set forth in Section 1.1(c) with respect to any Letter of Credit. The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable by Agent and Lenders thereupon or pursuant thereto.

        "Leverage Multiple" means 2.00.

        "Liabilities" means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses, in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

        "LIBOR" means, for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Telerate Page 3750 as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period. If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for such Interest Period for the applicable principal amount on such date of determination.

        "LIBOR Rate Loan" means a Loan that bears interest based on LIBOR.

        "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or otherwise) or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a Capital Lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the UCC or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under a lease which is not a Capital Lease.

        "Loan" means an extension of credit by a Lender to the Borrower pursuant to Article I hereof, and may be a Base Rate Loan or a LIBOR Rate Loan.

        "Loan Documents" means this Agreement, the Notes, the Fee Letter, the Collateral Documents and all documents delivered to the Agent and/or any Lender in connection with any of the foregoing.

        "Margin Stock" means "margin stock" as such term is defined in Regulation T, U or X of the Federal Reserve Board.

        "Material Adverse Effect" means: (a) a material adverse change in, or a material adverse effect upon, the operations, business, Properties, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Credit Party, any Subsidiary of any Credit Party or any other Person (other than the Agent or Lenders) to perform in any material respect its obligations under any Loan Document; or (c) a material adverse effect upon (i) the legality, validity, binding effect or enforceability of any Loan Document, or (ii) the perfection or priority of any Lien granted to the Lenders or to the Agent for the benefit of the Lenders under any of the Collateral Documents.

        "Material Environmental Liabilities" means Environmental Liabilities which could reasonably be expected to result in a Material Adverse Effect.

        "Mortgage" means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other document creating a Lien on real Property or any interest in real Property.

        "Multiemployer Plan" means any multiemployer plan, as defined in Section 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

        "Net Issuance Proceeds" means, in respect of any issuance of debt or equity, cash proceeds (including cash proceeds as and when received in respect of non-cash proceeds received or receivable in connection with such issuance), net of underwriting discounts and reasonable out-of-pocket costs and expenses paid or incurred in connection therewith in favor of any Person not an Affiliate of the Borrower.

        "Net Proceeds" means proceeds in cash, checks or other cash equivalent financial instruments (including Cash Equivalents) as and when received by the Person making a Disposition and insurance proceeds received on account of an Event of Loss, net of: (a) in the event of a Disposition (i) the direct costs relating to such Disposition excluding amounts payable to the Borrower or any Affiliate of the Borrower, (ii) sale, use or other transaction taxes paid or payable as a result thereof, and (iii) amounts required to be applied to repay principal, interest and prepayment premiums and penalties on Indebtedness secured by a Lien on the asset which is the subject of such Disposition and (b) in the event of an Event of Loss, (i) all money actually applied to repair or reconstruct the damaged Property or Property affected by the condemnation or taking, (ii) all of the costs and expenses reasonably incurred in connection with the collection of such proceeds, award or other payments, and (iii) any amounts retained by or paid to parties having superior rights to such proceeds, awards or other payments.

        "Non-U.S. Lender Party" means each of the Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is not a United States person under and as defined in Section 7701(a)(30) of the Code.

        "Note" means any Revolving Note or Swingline Note and "Notes" means all such Notes.

        "Notice of Borrowing" means a notice given by the Borrower to the Agent pursuant to Section 1.5, in substantially the form of Exhibit 11.1(c) hereto.

        "Obligations" means all Loans, and other Indebtedness, advances, debts, liabilities, obligations, covenants and duties owing by any Credit Party to any Lender, the Agent, any L/C Issuer, any Secured Swap Provider or any other Person required to be indemnified, that arises under any Loan Document or any Secured Rate Contract, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

        "Ordinary Course of Business" means, in respect of any transaction involving any Credit Party or any Subsidiary of any Credit Party, the ordinary course of such Person's business, as conducted by any such Person in accordance in all material respects with past practice (except any deviation therefrom which, in the reasonable business judgment of any such Credit Party or any Subsidiary thereof, is in the best interests of such Person's business) and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

        "Organization Documents" means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

        "Patents" means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to letters patent and applications therefor.

        "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

        "PBGC" means the United States Pension Benefit Guaranty Corporation any successor thereto.

        "Permits" means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority, in each case whether or not having the force of law and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Permitted Acquisition" means any Acquisition by (i) the Borrower or any Wholly-Owned Subsidiary of the Borrower which is a Domestic Subsidiary of substantially all of the assets of a Target, which assets are located in the United States or (ii) the Borrower or any Wholly-Owned Subsidiary of the Borrower which is a Domestic Subsidiary of 100% of the Stock and Stock Equivalents of a Target incorporated under the laws of any State in the United States or the District of Columbia, in each case with respect to clauses (i) and (ii), to the extent that each of the following conditions shall have been satisfied:

          (a)   to the extent the Acquisition will be financed in whole or in part with the proceeds of any Loan, the conditions set forth in Section 2.2 shall have been satisfied;

          (b)   the Borrower shall have furnished to the Agent and Lenders at least ten (10) Business Days prior to the consummation of such Acquisition (1) if available, an executed term sheet and/or commitment letter (setting forth in reasonable detail the terms and conditions of such Acquisition) and, at the request of the Agent, such other information and documents that the Agent in its good faith credit judgment may request, including, without limitation, executed counterparts of the respective agreements, documents or instruments pursuant to which such Acquisition is to be consummated (including, without limitation, any related management, non-compete, employment, option or other material agreements), any schedules to such agreements, documents or instruments and all other material ancillary agreements, instruments and documents to be executed or delivered in connection therewith, (2) pro forma financial statements of Borrower and its Subsidiaries after giving effect to the consummation of such Acquisition, (3) a certificate of a Responsible Officer of the Borrower demonstrating on a pro forma basis for the most recently ended twelve month period a Senior Leverage Ratio of not more than 1.50 to 1 and compliance with the covenants set forth in Article VI hereof, in each case, after giving effect to the consummation of such Acquisition and (4) copies of such other agreements, instruments and other documents (including, without limitation, the Loan Documents required by Section 4.13) as the Agent reasonably shall request;

          (c)   the Borrower and its Subsidiaries (including any new Subsidiary) shall execute and deliver the agreements, instruments and other documents required by Section 4.13 and the Agent shall have received, for the benefit of the Agent and Lenders, a collateral assignment of the seller's representations, warranties and indemnities to the Borrower or any of its Subsidiaries under the acquisition documents;

          (d)   such Acquisition shall not be hostile and shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equityholders of the Target;

          (e)   no Default or Event of Default shall then exist or would exist after giving effect thereto;

          (f)    (i) after giving effect to such Acquisition, Availability shall be not less than $5,000,000 and (ii) average Availability for the ninety day period immediately preceding consummation of such Acquisition shall not be less than $5,000,000;

          (g)   the total consideration paid or payable (including without limitation, any deferred payment) (i) for all Acquisitions consummated during any two year period shall not exceed $50,000,000 in the aggregate, (ii) for any single Acquisition shall not exceed $30,000,000 in the aggregate and (iii) in cash for any single Acquisition shall not exceed $25,000,000 in the aggregate;

          (h)   the Target has EBITDA, subject to proforma adjustments acceptable to the Agent, for the most recent four quarters prior to the acquisition date for which financial statements are available, greater than zero;

          (i)    the Target is engaged in substantially the same or a related line of business as the Credit Parties with assets located in the United States, Canada or Europe; and

          (j)    the Agent shall have reviewed (such review to be completed by Agent in a reasonably timely manner) and approved (giving of such approval to be determined by Agent in its good faith credit judgment) the final Acquisition documentation, including any required regulatory and third party approvals and environmental assessments requested by Agent in its good faith credit judgment.

        "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

        "Pledged Collateral" has the meaning specified in the Guaranty and Security Agreement and shall include any other Collateral required to be delivered to Agent pursuant to the terms of any Collateral Document.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

        "Rate Contracts" means swap agreements (as such term is defined in Section 101 of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

        "Related Persons" means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

        "Releases" means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

        "Remedial Action" means all actions required by Environmental Laws to (a) clean up, remove, treat or in any other way address any Hazardous Material in the environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

        "Required Lenders" means at any time (a) Lenders then holding more than fifty percent (50%) of the sum of the Aggregate Revolving Loan Commitment then in effect, or (b) if the Aggregate Revolving Loan Commitments have terminated, Lenders then having more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of Loans (other than Swing Loans) then outstanding, outstanding Letter of Credit Obligations, amounts of participations in Swing Loans and the principal amount of unparticipated portions of Swing Loans; provided that so long as there are two (2) or more Lenders, Required Lenders must include at least two (2) Lenders.

        "Requirement of Law" means, as to any Person, any law (statutory or common), ordinance, treaty, rule, regulation, order, policy, other legal requirement or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

        "Responsible Officer" means the chief executive officer or the president of the Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information, the chief financial officer or the treasurer of the Borrower, or any other officer having substantially the same authority and responsibility.

        "Revolving Note" means a promissory note of the Borrower payable to the order of a Lender in substantially the form of Exhibit 11.1(d) hereto, evidencing Indebtedness of the Borrower under the Revolving Loan Commitment of such Lender.

        "Revolving Termination Date" means the earlier to occur of: (a) February 6, 2013; and (b) the date on which the Aggregate Revolving Loan Commitment shall terminate in accordance with the provisions of this Agreement.

        "Secured Party" means the Agent, each Lender, each L/C Issuer, each Indemnitee and each other holder of any Obligation of a Credit Party, including each Secured Swap Provider.

        "Secured Rate Contract" means any Rate Contract between any Credit Party and the counterparty thereto, which is a Secured Swap Provider.

        "Secured Swap Provider" means (i) a Lender or an Affiliate of a Lender (or a Person who was a Lender or an Affiliate of a Lender at the time of execution and delivery of a Rate Contract) who has entered into a Secured Rate Contract with any Credit Party, or (ii) a Person with whom any Credit Party has entered into a Secured Rate Contract provided or arranged by GE Capital or an Affiliate of GE Capital, and any assignee thereof.

        "Senior Debt" means, as of any determination date, the sum of (a) all Indebtedness under this Agreement, including Letter of Credit Obligations, and (b) Capital Lease Obligations.

        "Senior Leverage Ratio" means, with respect to any Person, on a consolidated basis, the ratio of (a) Senior Debt as of any date of determination (including the average daily closing balance of the Revolving Loan for the thirty (30) days preceding and including any date of determination), to (b) EBITDA for the fiscal period ended on such date.

        "Solvent" means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        "SPV" means any special purpose funding vehicle identified as such in a writing by any Lender to the Agent.

        "Stock" means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

        "Stock Equivalents" means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

        "Subordinated Indebtedness" means the Indebtedness (including, without limitation, Indebtedness incurred in connection with Acquisitions permitted hereunder) of any Credit Party or any Subsidiary of any Credit Party which is subordinated in right of payment to the Obligations on terms and conditions and pursuant to a subordination agreement in form and substance acceptable to Agent.

        "Subsidiary" of a Person means any corporation, association, limited liability company, partnership, joint venture or other business entity of which more than fifty percent (50%) of the voting Stock (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.

        "Swingline Commitment" means $6,500,000.

        "Swingline Lender" means, each in its capacity as Swingline Lender hereunder, GE Capital or, upon the resignation of GE Capital as Agent hereunder, any Lender (or Affiliate or Approved Fund of any Lender) that agrees, with the approval of the Agent (or, if there is no such successor Agent, the Required Lenders) and the Borrower, to act as the Swingline Lender hereunder.

        "Swingline Note" means a promissory note of the Borrower payable to the order of the Swingline Lender in substantially the form of Exhibit 11.1(e) hereto, evidencing Indebtedness of the Borrower under the Swingline Commitment.

        "Target" means any other Person or business unit or asset group of any other Person acquired or proposed to be acquired in an Acquisition.

        "Tax Affiliate" means, (a) Borrower and its Subsidiaries and (b) any Affiliate of Borrower with which Borrower files or is eligible to file consolidated, combined or unitary tax returns.

        "Title IV Plan" means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

        "Total Leverage Ratio" means, with respect to any Person, on a consolidated basis, the ratio of (a) Indebtedness as of any date of determination (including the average daily closing balance of the Revolving Loan for the thirty (30) days preceding and including any date of determination), to (b) EBITDA for the fiscal period ended on such date.

        "Trade Secrets" means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trade secrets.

        "Trademark" means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirement of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

        "Transactions" shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Loan Documents, including (a) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder and (b) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

        "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

        "United States" and "U.S." each means the United States of America.

        "U.S. Lender Party" means each of the Agent, each Lender, each L/C Issuer, each SPV and each participant, in each case that is a United States person under and as defined in Section 7701(a)(30) of the Code.

        "Wholly-Owned Subsidiary" means any Subsidiary in which (other than directors' qualifying shares required by law) one hundred percent (100%) of the Stock and Stock Equivalents, at the time as of which any determination is being made, is owned, beneficially and of record, by any Credit Party, or by one or more of the other Wholly-Owned Subsidiaries, or both.

        "Withdrawal Liabilities" means, at any time, any liability incurred (whether or not assessed) by any ERISA Affiliate and not yet satisfied or paid in full at such time with respect to any Multiemployer Plan pursuant to Section 4201 of ERISA.

        11.2    Other Interpretive Provisions.

          (a)    Defined Terms.    Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto. The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

          (b)    The Agreement.    The words "hereof", "herein", "hereunder" and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

          (c)    Certain Common Terms.    The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The term "including" is not limiting and means "including without limitation."

          (d)    Performance; Time.    Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including." If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

          (e)    Contracts.    Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

          (f)    Laws.    References to any statute or regulation are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

        11.3    Accounting Terms and Principles.    All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by Borrower shall be given effect for purposes of measuring compliance with any provision of Article V or VI unless the Borrower, the Agent and the Required Lenders agree to modify such provisions to reflect such changes in GAAP and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.

        11.4    Payments.    The Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Credit Party or any L/C Issuer. Any such determination or redetermination by the Agent shall be conclusive and binding for all purposes, absent manifest error. No determination or redetermination by Agent, any Lender or any Credit Party and no other currency conversion shall change or release any obligation of any Credit Party or of any Lender (other than the Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted. The Agent may round up or down, and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

[Balance of page intentionally left blank; signature page follows.]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BANCTEC, INC.
By:	/s/ Jeffrey D. Cushman
Name:	Jeffrey D. Cushman
Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
FEIN:	75-1559633
Address for notices:
2701 E. Grauwyler Road Irving, TX 75061 Attn: Chief Financial Officer
Facsimile:
Address for Wire Transfers:
JPMorgan Chase Bank Houston, Texas Routing: 113000609 For Credit To: BancTec, Inc. Account No. 08805018999

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

BTC VENTURES, INC., a Delaware corporation
By:	/s/ Jeffrey D. Cushman
Name:	Jeffrey D. Cushman
Title:	President, Chief Financial Officer, Treasurer and Secretary
FEIN:	32-0040859
BTI TECHNOLOGIES, L.P., a Texas limited partnership
By:	BancTec, Inc., its General Partner
	By:	/s/ Jeffrey D. Cushman
	Name:	Jeffrey D. Cushman
	Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
	FEIN:	32-0040860
BTC INTERNATIONAL HOLDINGS, INC., a Delaware corporation
By:	/s/ Jeffrey D. Cushman
Name:	Jeffrey D. Cushman
Title:	Chief Financial Officer and Secretary
FEIN:	32-0004267
BANCTEC THIRD PARTY MAINTENANCE, INC., a Texas corporation
By:	/s/ Jeffrey D. Cushman
Name:	Jeffrey D. Cushman
Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
FEIN:	75-2416508
BANCTEC (PUERTO RICO), INC., a Delaware corporation
By:	/s/ Jeffrey D. Cushman
Name:	Jeffrey D. Cushman
Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
FEIN:	66-0393420

RECOGNITION MEXICO HOLDING, INC., a Delaware corporation
By:	/s/ Jeffrey D. Cushman
Name:	Jeffrey D. Cushman
Title:	Senior Vice President, Chief Financial Officer, Treasurer and Secretary
FEIN:
Address for notices for Credit Parties (other than Borrower):
2701 E. Grauwyler Road Irving, TX 75061 Attn: Chief Financial Officer
Facsimile:

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written.

GENERAL ELECTRIC CAPITAL CORPORATION, as the Agent, L/C Issuer, Swingline Lender and as a Lender
By:	/s/ Frederik Aase
Title:	Its Duly Authorized Signatory
Address for Notices:
General Electric Capital Corporation 1100 Abernathy Rd Suite 900 Atlanta, GA 30328 Attn: BancTec Account Officer Facsimile: (678) 320-8902
With a copy to:
General Electric Capital Corporation 401 Merritt 7 P.O. Box 5201 Norwalk, CT 06856-5201 Attn: Corporate Counsel—Corporate Lending Facsimile: (203) 956-4001
Address for payments:
Bank: Deutsche Bank ABA: 021-001-033 Account Name: GECC CFS CIR Collection Account Account Number: 50279513 Ref: Banctec CFN8851

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the day and year first above written

WELLS FARGO FOOTHILL, LLC, as a Lender and as Co-Documentation Agent
By:	/s/ Dennis King
Title:
Address for notices:
2450 Colorado Avenue, #3000 West Santa Monica, CA 90404 Attention: Yelena Kravchuk, Vice President Facsimile: (310) 453-7447

Schedule 1.1(b)

Revolving Loan Commitments

General Electric Capital Corporation	$35,000,000
Wells Fargo Foothill, LLC	$20,000,000

EXHIBIT 1.1(c)
TO
AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF LETTER OF CREDIT REQUEST

GENERAL ELECTRIC CAPITAL CORPORATION,
As Agent under the Credit Agreement referred to below

[NAME OF L/C ISSUER], as L/C Issuer
under the Credit Agreement referred to below

Attention:

                            , 20

  Re:
  BancTec, Inc. (the "Borrower")

        Reference is made to the Amended and Restated Credit Agreement, dated as of February 7, 2008 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the other Credit Parties party thereto, the Lenders and L/C Issuers party thereto and General Electric Capital Corporation, as administrative agent for the Lenders and L/C Issuers. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

        The Borrower hereby gives notice, irrevocably, pursuant to Section 1.1(c) of the Credit Agreement, of its request for Issuance of a Letter of Credit, in the form attached hereto, for the benefit of [Name of Beneficiary], in the amount of $                        , to be issued on                        ,        (the "Issue Date") with an expiration date of                        ,         .

        The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Issue Date, both before and after giving effect to the Issuance of the Letter of Credit requested above and any Loan to be made or any other Letter of Credit to be Issued on or before the Issue Date:

            (i)    the representations and warranties set forth in Article III of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such date;

            (ii)   no Default or Event of Default has occurred and is continuing; and

            (iii)  the aggregate outstanding amount of Revolving Loans does not exceed the Maximum Revolving Loan Balance.

BANCTEC, INC.
By:	Name: Title:

1

EXHIBIT 1.6
TO
AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF NOTICE OF CONVERSION OR CONTINUATION

GENERAL ELECTRIC CAPITAL CORPORATION
as Agent under the Credit Agreement referred to below

                            ,

Attention:

  Re:
  BancTec, Inc. (the "Borrower")

        Reference is made to the Amended and Restated Credit Agreement, dated as of February 7, 2008 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the other Credit Parties party thereto, the Lenders and L/C Issuers party thereto and General Electric Capital Corporation, as administrative agent for the Lenders and L/C Issuers. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Credit Agreement.

        The Borrower hereby gives Agent irrevocable notice, pursuant to Section 1.6 of the Credit Agreement of its request for the following:

            (i)    a continuation, on                        ,                         , as LIBOR Rate Loans having an Interest Period of            months of Revolving Loans in an aggregate outstanding principal amount of $                        having an Interest Period ending on the proposed date for such continuation;

            (ii)   a conversion, on                        ,                         , to LIBOR Rate Loans having an Interest Period of            months of Revolving Loans in an aggregate outstanding principal amount of $                        ; and

            (iii)  a conversion, on                        ,                         , to Base Rate Loans, of Revolving Loans in an aggregate outstanding principal amount of $                        .

        In connection herewith, the undersigned hereby certifies that, except as set forth on Schedule A attached hereto, no Default or Event of Default has occurred and is continuing on the date hereof, both before and after giving effect to any Loan to be made or Letter of Credit to be Issued on or before any date for any proposed conversion or continuation set forth above.

BANCTEC, INC.
By:	Name: Title:

2

EXHIBIT 4.2(b)
COMPLIANCE CERTIFICATE
BancTec, Inc.

Date:                        , 200

        This Compliance Certificate (this "Certificate") is given by BancTec, Inc., a Delaware corporation ("Borrower"), pursuant to subsection 4.2(b) of that certain Amended and Restated Credit Agreement dated as of February 7, 2008 among Borrower, the other Credit Parties party thereto, General Electric Capital Corporation, as administrative agent ("Agent"), and the Lenders and L/C Issuers party thereto (as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"). Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

        The officer executing this Certificate is a Responsible Officer of Borrower and as such is duly authorized to execute and deliver this Certificate on behalf of Borrower. By executing this Certificate, such officer hereby certifies to Agent, Lenders and L/C Issuers, on behalf of Borrower, that:

          (a)   the financial statements delivered with this Certificate in accordance with subsection 4.1(a) and/or 4.1(b) of the Credit Agreement are correct and complete and fairly present, in all material respects, in accordance with GAAP the financial position and the results of operations of Borrower and its Subsidiaries as of the dates of and for the periods covered by such financial statements (subject, in the case of interim financial statements, to normal year-end adjustments and the absence of footnote disclosure);

          (b)   to such officer's knowledge, each Credit Party and each of their Subsidiaries, during the period covered by such financial statements, has observed and performed all of their respective covenants and other agreements in the Credit Agreement and the other Loan Documents to be observed, performed or satisfied by them, and such officer has not obtained knowledge of any Default or Event of Default [except as specified on the written attachment hereto];

          (c)   Exhibit A hereto is a correct calculation of each of the financial covenants contained in Article VI of the Credit Agreement;

          (d)   based on the Total Leverage Ratio, the Applicable Margin for (i) Revolving Loans which are Base Rate Loans is                        , and (ii) the Applicable Margin for Revolving Loans which are LIBOR Rate Loans is                        ; and

          (e)   since the Closing Date and except as disclosed in prior Compliance Certificates delivered to Agent, no Credit Party and no Subsidiary of any Credit Party has:

            (i)    changed its legal name, identity, jurisdiction of incorporation, organization or formation or organizational structure or formed or acquired any Subsidiary except as follows:                        ;

            (ii)   acquired the assets of, or merged or consolidated with or into, any Person, except as follows:                        ; or

            (iii)  changed its address or otherwise relocated, acquired fee simple title to any real property or entered into any real property leases, except as follows:                                                 .

3

        IN WITNESS WHEREOF, Borrower has caused this Certificate to be executed by one of its Responsible Officers this                        day of                        , 200    .

BANCTEC, INC.
By:
Its:

Note: Unless otherwise specified, all financial covenants are calculated for Borrower and its Subsidiaries on a consolidated basis.

4

EXHIBIT 11.1(c)
TO
AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF NOTICE OF BORROWING

GENERAL ELECTRIC CAPITAL CORPORATION
as Agent under the Credit Agreement referred to below

                        ,

Attention:

  Re:
  BancTec, Inc. (the "Borrower")

        Reference is made to the Amended and Restated Credit Agreement, dated as of February 7, 2008 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the other Credit Parties, the Lenders and L/C Issuers party thereto and General Electric Capital Corporation, as administrative agent for such Lenders and L/C Issuers. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

        The Borrower hereby gives you irrevocable notice, pursuant to Section 1.5 of the Credit Agreement of its request of a Borrowing (the "Proposed Borrowing") under the Credit Agreement and, in that connection, sets forth the following information:

        The date of the Proposed Borrowing is                        ,        (the "Funding Date").

        The aggregate principal amount of requested Revolving Loans is $                , of which $                consists of Base Rate Loans and $                consists of LIBOR Rate Loans having an initial Interest Period of             months.

        The undersigned hereby certifies that, except as set forth on Schedule A attached hereto, the following statements are true on the date hereof and will be true on the Funding Date, both before and after giving effect to the Proposed Borrowing and any other Loan to be made or Letter of Credit to be Issued on or before the Funding Date:

          (i)    the representations and warranties set forth in Article III of the Credit Agreement and elsewhere in the Loan Documents are true and correct in all material respects (without duplication of any materiality qualifier contained therein), except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such date;

          (ii)   no Default or Event of Default has occurred and is continuing; and

1

          (iii)  the aggregate outstanding amount of Revolving Loans does not exceed the Maximum Revolving Loan Balance.

BANCTEC, INC.
By:	Name: Title:

[SIGNATURE PAGE TO NOTICE OF CONVERSION/CONTINUATION DATED                        ,         ]

EXHIBIT 11.1(d)
TO
AMENDED AND RESTATED CREDIT AGREEMENT

FORM OF REVOLVING LOAN NOTE

Lender: [NAME OF LENDER] Principal Amount: $	New York, New York , 20

        FOR VALUE RECEIVED, the undersigned, BancTec, Inc., a Delaware corporation (the "Borrower"), hereby promises to pay to the order of the Lender set forth above (the "Lender") the Principal Amount set forth above, or, if less, the aggregate unpaid principal amount of all Revolving Loans (as defined in the Credit Agreement referred to below) of the Lender to the Borrower, payable at such times and in such amounts as are specified in the Credit Agreement.

        The Borrower promises to pay interest on the unpaid principal amount of the Revolving Loans from the date made until such principal amount is paid in full, payable at such times and at such interest rates as are specified in the Credit Agreement. Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower.

        Both principal and interest are payable in Dollars to General Electric Capital Corporation, as Agent, at the address set forth in the Credit Agreement, in immediately available funds.

        This Note is one of the Notes referred to in, and is entitled to the benefits of, the Amended and Restated Credit Agreement, dated as of February 7, 2008 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), among the Borrower, the other Credit Parties party thereto, the Lenders and the L/C Issuers party thereto and General Electric Capital Corporation, as administrative agent for the Lenders and L/C Issuers. Capitalized terms used herein without definition are used as defined in the Credit Agreement.

        The Credit Agreement, among other things, (a) provides for the making of Revolving Loans by the Lender to the Borrower in an aggregate amount not to exceed at any time outstanding the Principal Amount set forth above, the indebtedness of the Borrower resulting from such Revolving Loans being evidenced by this Note and (b) contains provisions for acceleration of the maturity of the unpaid principal amount of this Note upon the happening of certain stated events and also for prepayments on account of the principal hereof prior to the maturity hereof upon the terms and conditions specified therein.

        This Note is a Loan Document, is entitled to the benefits of the Loan Documents and is subject to certain provisions of the Credit Agreement, including Sections 9.18(b) (Submission to Jurisdiction), 9.19 (Waiver of Jury Trial) and 11.2 (Other Interpretive Provisions) thereof.

        This Note is a registered obligation, transferable only upon notation in the Register, and no assignment hereof shall be effective until recorded therein.

        This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to the conflict of laws principles thereof (other than section 5-1401 of the General Obligations Law of the State of New York).

[SIGNATURE PAGES FOLLOW]

1

        IN WITNESS WHEREOF, the Borrower has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place set forth above.

BANCTEC, INC.
By:

Name: Title:

2

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